Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

ATLANTIC COAST FINANCIAL CORPORATION

Dated as of November 16, 2017

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibit A – Form of Bank Plan of Merger and Merger Agreement

Exhibit B – Form of Voting and Support Agreement

Exhibit C – Form of Director Non-Solicitation Agreement

Exhibit D – Form of Executive Non-Competition Agreement

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INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.2(c)(i)
Additional Cash Consideration	7.8
Adverse Recommendation Change	5.2(b)
Agreement	Preamble
Allowance	2.13(d)
Ameris	Preamble
Ameris 401(k) Plan	5.10(b)
Ameris Bank	Recitals
Ameris Exchange Act Reports	3.5(a)
Ameris Ratio	7.8(a)
Ameris Registration Statement	5.1(a)
Ameris Common Stock	1.2(a)
Applicable Law	2.17(d)
Articles of Merger	1.1
Atlantic	Preamble
Atlantic 401(k) Plan	2.14
Atlantic Coast Bank	Recitals
Atlantic Common Stock	1.2(b)
Atlantic Continuing Employees	5.10(a)
Atlantic ESOP	2.28(n)
Atlantic ESOP Loan	5.10(d)
Atlantic Exchange Act Reports	2.9
Atlantic Financial Statements	2.8(a)
Atlantic Leased Real Properties	2.27(c)
Atlantic Leases	2.26(a)
Atlantic Loans	2.13(a)
Atlantic Plan	2.28(a)
Atlantic Plans	2.28(a)
Atlantic Proxy Materials	5.2(a)
Atlantic Realty	2.27(a)
Atlantic Recommendation	5.2(b)
Atlantic Reports	2.10
Atlantic Restricted Share Award	1.2(e)
Atlantic Stock	2.4(a)
Atlantic Stock Option	1.2(d)
Atlantic Stock Plans	1.2(d)
Average Ameris Stock Price	7.8
Average Index Price	7.8
Bank Merger	Recitals
Bank Merger Agreement	Recitals
B. Riley FBR	2.32
Burdensome Regulatory Condition	5.8
Business Day	1.3(b)
Cancelled Shares	1.2(b)
Cash Consideration	1.2(c)
Cash-Out Amount	1.2(d)
Certificate	1.2(c)
Certificate of Merger	1.1
Claim	5.12(a)
Classified Asset	4.9
Defined Term	Section
Closing	1.4
Closing Date	1.4
Code	Recitals
Determination Date	7.8
Director Non-Solicitation Agreements	Recitals
Disclosure Schedule	2.1
DOJ	2.10
Effective Time	1.1
Employee Benefits	5.10(a)
Environmental Law	2.19(a)
ERISA	2.28(b)
ERISA Affiliate	2.28(c)
ERISA Plans	2.28(b)
ESOP Termination Date	5.10(d)
Exchange Act	2.8(b)
Exchange Agent	1.3(a)
Exchange Fund	1.3(a)
Exchange Ratio	1.2(c)
Executive Non-Competition Agreement	Recitals
FDIC	2.10
Federal Reserve	2.10
FOFR	2.10
GAAP	2.3(c)
GDBF	3.6
General Enforceability Exceptions	2.3(b)
Governmental Authority	1.3(e)
Hazardous Substance	2.19(f)
Hovde	2.32
Indemnified Party	5.12(a)
Index	7.8
Index Price	7.8
Index Ratio	7.8(b)
Information Systems Conversion	5.14
IRS	2.28(b)
knowledge	8.12(b)
Law	2.17(d)
Leased Property	2.26(a)
Letter of Transmittal	1.3(b)
Liens	2.7(b)
Mailing Date	1.3(b)
Material Adverse Effect	2.3(c)
Material Contracts	2.23
Maximum Amount	5.11
Merger	Recitals
Merger Consideration	1.2(c)
Merger Consideration Price	1.2(d)
MOFR	2.10
NASDAQ	5.1(b)
NDA	4.19(b)(iv)
New Certificates	1.3(a)

Defined Term	Section
Notice of Recommendation Change	5.2(b)
OCC	2.10
Per Share Purchase Price	1.2(c)
Permits	2.17(a)
Person	1.3(g)
Preferred Stock	2.4(a)
Regulatory Agreement	2.11
Required Regulatory Approvals	5.8
Requisite Atlantic Stockholder Approval	6.1(a)
SEC	2.7(g)
Defined Term	Section
Securities Act	2.9
Special Meeting	5.2(a)
Starting Date	7.8
Starting Price	7.8
Stock Consideration	1.2(c)
Subsidiary	2.5(b)
Superior Proposal	5.2(c)(ii)
Tax	2.7(a)
Tax Returns	2.7(a)
Termination Date	7.5
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 16th day of November, 2017, by and between AMERIS BANCORP, a Georgia corporation (“Ameris”), and ATLANTIC COAST FINANCIAL CORPORATION, a Maryland corporation (“Atlantic”).

WITNESSETH:

WHEREAS, the boards of directors of Atlantic and Ameris have determined that it is in the best interests of their respective corporations and stockholders to consummate the business combination transaction provided for herein in which Atlantic will, subject to the terms and conditions set forth herein, merge with and into Ameris, with Ameris being the surviving entity (the “Merger”);

WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of Atlantic’s wholly owned banking subsidiary, Atlantic Coast Bank (“Atlantic Coast Bank”), with and into Ameris’s wholly owned banking subsidiary, Ameris Bank (“Ameris Bank”), with Ameris Bank being the surviving entity (the “Bank Merger”), upon the terms and with the effect set forth in the Bank Plan of Merger and Merger Agreement by and between Atlantic Coast Bank and Ameris Bank, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the board of directors of each of Atlantic and Ameris has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Atlantic has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that Atlantic’s stockholders approve this Agreement;

WHEREAS, as a material inducement for each of the parties to enter into this Agreement, (i) each of the directors and certain officers of Atlantic has entered into a Voting and Support Agreement with Ameris and Atlantic dated as of the date hereof, the form of which is attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which each such Person has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby, (ii) each of the non-employee directors of Atlantic and Atlantic Coast Bank has entered into a Director Non-Solicitation Agreement dated as of the date hereof, the form of which is attached hereto as Exhibit C (the “Director Non-Solicitation Agreements”), and (iii) the Chief Executive Officer of Atlantic and Atlantic Coast Bank has entered into an Executive Non-Competition Agreement dated as of the date hereof, the form of which is attached hereto as Exhibit D (the “Executive Non-Competition Agreement”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Atlantic shall merge with and into Ameris in accordance with Section 3-102 of the Maryland General Corporation Law and Section 14-2-1107 of the Georgia Business Corporation Code. Upon consummation of the Merger, the separate corporate existence of Atlantic shall cease, and Ameris shall survive and continue to exist as a corporation incorporated under the Laws of the State of Georgia and shall continue under the name “Ameris Bancorp.” The “Effective Time” shall mean the date and time at which the Merger shall be effective, which shall be the later of: (a) the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State and the articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation pursuant to Section 1.4; and (b) such later date and time to which Ameris and Atlantic shall agree and as may be specified in accordance with the Georgia Business Corporation Code.

1.2          Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Ameris, Atlantic or the stockholders of either of the foregoing:

(a)          Each share of Ameris common stock, $1.00 par value per share (“Ameris Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)          Each share of Atlantic common stock, $0.01 par value per share (“Atlantic Common Stock”), owned directly by Ameris, Atlantic or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts or other similar accounts for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time, and each share of Atlantic Common Stock that is remitted to Atlantic prior to the Effective Time for purposes of repayment of the Atlantic ESOP Loan as contemplated by Section 5.10(d), shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto. Such cancelled and retired shares of Atlantic Common Stock are referred to collectively as the “Cancelled Shares”.

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(c)          Subject to Section 1.2(f), each share of Atlantic Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and the Cancelled Shares) shall become and be converted into the right to receive the following consideration, in each case without interest: (i) an amount of cash equal to $1.39 (the “Cash Consideration”); and (ii) 0.17 validly issued, fully paid and nonassessable shares (the “Exchange Ratio”) of Ameris Common Stock together with cash in lieu of any fractional shares in accordance with the provisions of Section 1.2(f) (the “Stock Consideration”, and together with the Cash Consideration, per share, the “Per Share Purchase Price” and, in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”). Each certificate previously representing such shares of Atlantic Common Stock (each, a “Certificate”) shall thereafter represent, subject to Section 1.3(d), only the right to receive the Merger Consideration. Any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Atlantic Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a Letter of Transmittal, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request.

(d)          At the Effective Time, each option to acquire shares of Atlantic Common Stock (an “Atlantic Stock Option”) issued pursuant to Atlantic’s equity-based compensation plans identified in Section 2.28(a) of the Disclosure Schedule (the “Atlantic Stock Plans”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive a cash payment from Ameris or Ameris Bank (the “Cash-Out Amount”) in an amount equal to the product of: (i) the excess, if any, of the Merger Consideration Price over the exercise price of each such Atlantic Stock Option; and (ii) the number of shares of Atlantic Common Stock subject to such Atlantic Stock Option to the extent not previously exercised. After the Effective Time, any such cancelled Atlantic Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Cash-Out Amount, without interest. In the event the exercise price per share of Atlantic Common Stock subject to an Atlantic Stock Option is equal to or greater than the Merger Consideration Price, such Atlantic Stock Option shall be cancelled without consideration and have no further force or effect. For purposes of this Agreement, the term “Merger Consideration Price” means the sum of: (x) the Exchange Ratio multiplied by the Average Ameris Stock Price; and (y) $1.39.

(e)          At the Effective Time, each award of shares of Atlantic Common Stock subject to vesting, repurchase or other lapse restriction (an “Atlantic Restricted Share Award”) granted pursuant to the Atlantic Stock Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be converted automatically into the right to receive the Merger Consideration in respect of each share of Atlantic Common Stock underlying such Atlantic Restricted Share Award. Prior to the Effective Time, Atlantic shall: (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding Atlantic Restricted Share Awards or Atlantic Stock Plans to give effect to the transactions contemplated by this Section 1.2(e); (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(e), ensure that neither Atlantic nor Atlantic Coast Bank remains bound by or liable for) any outstanding Atlantic Restricted Share Awards or other rights to acquire Atlantic Common Stock; and (iii) ensure that the Atlantic Stock Plans which allow the grant of Atlantic Restricted Share Awards or other rights to acquire Atlantic Common Stock, if any, will be amended to eliminate the ability to grant any such Atlantic Restricted Share Awards or other rights to acquire Atlantic Common Stock effective as of immediately after the Effective Time. At or as promptly as practicable following the Effective Time (which may be in connection with the payment of the first regular base salary payment due to such holder following the Closing, but in any event shall occur within thirty (30) days after the Effective Time), Ameris or Ameris Bank shall deliver the Merger Consideration to the holders of Atlantic Restricted Share Awards, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 1.3(g).

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(f)           No scrip or fractional share certificates of Ameris Common Stock shall be issued in connection with the Merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of Atlantic Common Stock as determined by multiplying: (i) the Exchange Ratio; by (ii) the Average Ameris Stock Price.

(g)          If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of Atlantic Common Stock shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Ameris Common Stock if: (i) Ameris issues additional shares of Ameris Common Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or third-party transaction or in any issuance of securities in a capital-raising transaction; or (ii) Ameris issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Ameris Common Stock upon exercise or vesting of any such grants or awards.

1.3          Delivery of the Merger Consideration.

(a)          At or prior to the Effective Time, Ameris shall appoint Computershare Inc. to act as exchange agent (the “Exchange Agent”) and shall deposit, or cause to be deposited, for the benefit of the holders of Atlantic Common Stock, for exchange in accordance with this Section 1.3, through the Exchange Agent: (i) certificates of Ameris Common Stock or, at Ameris’s option, evidence of shares of Ameris Common Stock in book-entry form (collectively, “New Certificates”) to be issued in exchange for the Stock Consideration; and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.2(f) (such cash and New Certificates described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Ameris shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions represented by such deposited shares. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Ameris for Ameris’s benefit pending payment thereof by the Exchange Agent to the holders of Atlantic Common Stock pursuant to this Article I; provided, however, that no investment of such deposited funds directed by Ameris shall relieve Ameris or the Exchange Agent from promptly making the payments required by this Article I, and following any losses from any such investment, Ameris shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Atlantic Common Stock, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Ameris shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Atlantic Common Stock and to make payments from the Exchange Fund in accordance with this Article I. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article I, except as expressly provided for in this Agreement.

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(b)          Ameris shall direct the Exchange Agent to mail no later than five (5) Business Days after the Effective Time (the mailing date of such letter of transmittal being referred to herein as the “Mailing Date”) to each holder of record of Atlantic Common Stock as of the Effective Time: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the holder’s Certificate or Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Ameris may reasonably specify (the “Letter of Transmittal”); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon the surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates, the record holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to be paid therefor pursuant to this Article I. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. For purposes of this Agreement, a “Business Day” is any day other than Saturday, Sunday, a day which is a legal holiday in Florida or Georgia or a day on which commercial banks in Florida or Georgia are authorized or required by Applicable Law to close.

(c)          As of the Effective Time, the stock transfer books of Atlantic shall be closed and thereafter there shall be no further registration of transfers of Atlantic Common Stock on the records of Atlantic. The Merger Consideration paid in accordance with the terms of this Article I with respect to any Atlantic Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of shares of Atlantic Common Stock outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by Applicable Law.

(d)          No dividends or other distributions with respect to Atlantic Common Stock shall be paid to the holder of any unsurrendered Atlantic Common Stock with respect to the shares of Ameris Common Stock represented thereby, in each case unless and until the surrender of each outstanding share of such Atlantic Common Stock in accordance with this Section 1.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such share of such Atlantic Common Stock in accordance with this Section 1.3, the record holder thereof shall be entitled to receive, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Ameris Common Stock represented by such Atlantic Common Stock and paid prior to such surrender date; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris Common Stock represented by such Atlantic Common Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Ameris Common Stock issuable with respect to such Atlantic Common Stock.

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(e)          At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority), Ameris shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Atlantic Common Stock, and thereafter such holders shall be entitled to look only to Ameris (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures set forth in this Section 1.3, without interest. Notwithstanding the foregoing, neither Ameris nor the Exchange Agent shall be liable to any holder of Atlantic Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. For purposes of this Agreement, “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.

(f)           If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Ameris, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such shares of Atlantic Common Stock formerly represented thereby were converted pursuant to this Article I; provided, however, that the Exchange Agent, or Ameris, as applicable, may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

(g)          Ameris and Ameris Bank are entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted on a timely basis to the appropriate Governmental Authority by or on behalf of Ameris or Ameris Bank, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. For purposes of this Agreement, “Person” means any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

1.4          Closing. The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, N.E., Atlanta, Georgia 30303, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, Ameris shall file the Certificate of Merger with the Georgia Secretary of State and the Articles of Merger with the Maryland State Department of Assessments and Taxation.

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1.5          Articles of Incorporation and Bylaws of Ameris. At the Effective Time, the articles of incorporation of Ameris, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Ameris until thereafter amended in accordance with Applicable Law. At the Effective Time, the bylaws of Ameris, as in effect immediately prior to the Effective Time, shall be the bylaws of Ameris until thereafter amended in accordance with Applicable Law.

1.6          Officers and Directors of Ameris. At the Effective Time, the officers and directors of Ameris as of immediately prior to the Effective Time shall continue as the officers and directors of Ameris.

1.7          Tax-Free Reorganization.

(a)          Each of Ameris and Atlantic shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Ameris, Atlantic or their respective Subsidiaries shall: (i) take, or agree to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) fail to take, or agree to fail to take, any action that would reasonably be expected to be necessary to permit the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Ameris and Atlantic agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b)          Unless otherwise required by Applicable Law, each of Ameris and Atlantic: (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) shall not take any Tax reporting position inconsistent with such characterization; and (iii) shall properly file with its federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c)          Each of Ameris and Atlantic shall, in good faith, cooperate and use its commercially reasonable efforts to: (i) obtain the Tax opinions to be issued by its respective Tax counsel under Section 6.2(e) and Section 6.3(e) and in connection with the filing of the Form S-4; and (ii) deliver to its respective Tax counsel and Tax advisors certificates containing representations and covenants reasonably requested by such counsel or advisors in connection with the rendering of such opinions or otherwise. Ameris’s and Atlantic’s respective Tax counsel and Tax advisors shall be entitled to rely upon such certificates and the representations and covenants contained therein in rendering any such opinions or otherwise.

1.8          Bank Merger. Concurrently with the execution and delivery of this Agreement, Ameris Bank and Atlantic Coast Bank are entering into the Bank Merger Agreement, providing for the consummation of the Bank Merger. The Bank Merger shall not occur prior to the Effective Time.

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1.9          Reservation of Right to Revise Structure. Ameris may at any time and without the approval of Atlantic change the method of effecting the business combination contemplated by this Agreement (including by providing for the merger of Atlantic with a wholly owned Subsidiary of Ameris) if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to either the stockholders of Atlantic as Merger Consideration or the holders of Atlantic Stock Options, each as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income Tax treatment of stockholders of Atlantic in connection with the Merger or adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code, or (d) require submission, to or approval of, the stockholders of Atlantic after this Agreement has been approved by the stockholders of Atlantic. In the event that Ameris elects to make such a change, Ameris and Atlantic agree to execute appropriate documents to reflect the change.

1.10        Additional Actions. If, at any time after the Effective Time, Ameris shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Ameris its right, title or interest in, to or under any of the rights, properties or assets of Atlantic or (b) otherwise carry out the purposes of this Agreement, then the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Ameris.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ATLANTIC

As an inducement to Ameris to enter into this Agreement and to consummate the transactions contemplated hereby, Atlantic represents and warrants as follows:

2.1          Disclosure Schedule. Atlantic has delivered to Ameris a disclosure schedule (the “Disclosure Schedule”) containing certain information regarding Atlantic as indicated at various places in this Agreement. All information set forth in the Disclosure Schedule or in documents incorporated by reference in the Disclosure Schedule is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Atlantic under this Article II. The information contained in the Atlantic Exchange Act Reports or the Disclosure Schedule shall be deemed to qualify all representations and warranties contained in this Article II to the extent applicable. Atlantic shall promptly provide Ameris with written notification of any event, occurrence or other information necessary to maintain the Disclosure Schedule and all other documents and writings furnished to Ameris pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

2.2          Corporate Status. Atlantic is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Atlantic Coast Bank is a Florida bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Atlantic and Atlantic Coast Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

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2.3          Authority; Enforceability.

(a)          Subject to receipt of the Required Regulatory Approvals and the approval of Atlantic stockholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(i)          violate any provision of Law applicable to Atlantic or any of its Subsidiaries, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(ii)         violate any provision of the articles of incorporation or bylaws of Atlantic or the comparable governing documents of any of its Subsidiaries;

(iii)        conflict with or result in a breach of any provision of, or termination of, or constitute a default under, (A) any instrument, license, agreement or commitment to which Atlantic or any of its Subsidiaries is a party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (B) any Material Contract;

(iv)        constitute a violation of any order, judgment or decree to which Atlantic or any of its Subsidiaries is a party, or by which Atlantic or any of its Subsidiaries, or any of their respective assets or properties, is bound, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(v)         result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets or properties of Atlantic or any of its Subsidiaries.

(b)          Atlantic and Atlantic Coast Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Atlantic stockholders and Atlantic Coast Bank stockholder, the execution, delivery and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Atlantic and Atlantic Coast Bank and the consummation by Atlantic and Atlantic Coast Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Atlantic and Atlantic Coast Bank, including all necessary action by the boards of directors of Atlantic and Atlantic Coast Bank. Other than the approval of the Atlantic stockholders and Atlantic Coast Bank stockholder, no other corporate proceedings are necessary on the part of Atlantic and Atlantic Coast Bank to authorize the execution, delivery and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Atlantic and Atlantic Coast Bank and the consummation by Atlantic and Atlantic Coast Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Ameris, this Agreement constitutes the valid and binding obligation of Atlantic and is enforceable in accordance with its terms, except as limited by: (i) Laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other Laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at Law (collectively, the “General Enforceability Exceptions”).

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(c)          For purposes of this Agreement, “Material Adverse Effect” means any change, event, occurrence, development, violation, effect or circumstance which, individually or in the aggregate, with respect to Ameris and its Subsidiaries, on the one hand, or Atlantic and its Subsidiaries, on the other: (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, liquidity, deposit liabilities, condition (financial or otherwise) or prospects of such party on a consolidated basis; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated by this Agreement or the Bank Merger Agreement or to perform its agreements or covenants under this Agreement; provided, however, that, for purposes of the immediately preceding clause (i) only, Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from: (A) any change in banking Laws of general applicability (so long as Ameris and its Subsidiaries, on the one hand, or Atlantic and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (B) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally (so long as Ameris and its Subsidiaries, on the one hand, or Atlantic and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (C) any action or omission expressly required by this Agreement or taken with the express prior written consent of the other party to this Agreement; (D) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions (so long as Ameris and its Subsidiaries, on the one hand, or Atlantic and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (E) changes in national political conditions, including the outbreak or escalation of acts of terrorism; (F) the public disclosure of this Agreement or the transactions contemplated hereby; or (G) changes in the trading price or trading volume of Ameris Common Stock or of Atlantic Common Stock.

2.4          Capital Structure.

(a)          As of the date of this Agreement, Atlantic has authorized capital stock consisting solely of: (i) 100,000,000 shares of Atlantic Common Stock, of which 15,553,709 shares are issued and outstanding as of the date hereof (exclusive of 20,776 shares reserved for issuance upon exercise of outstanding options to acquire shares of Atlantic Common Stock); and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”, together with the Atlantic Common Stock, the “Atlantic Stock”), none of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Atlantic Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all Applicable Law. To the knowledge of Atlantic, no Person has any right of rescission or claim for damages under Applicable Laws with respect to the issuance of any shares of the Atlantic Stock previously issued. None of the shares of the Atlantic Stock has been issued in violation of any preemptive or other rights of its respective stockholders.

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(b)          All of the issued and outstanding shares of capital stock of Atlantic Coast Bank are, on the date of this Agreement, and on the Closing Date will be, held by Atlantic.

(c)          Except as set forth in Section 2.4(c) of the Disclosure Schedule, neither Atlantic nor any of its Subsidiaries has outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Atlantic or any such Subsidiary, or any other securities or debt of Atlantic or any such Subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as set forth in Section 2.4(c) of the Disclosure Schedule, neither Atlantic nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of Atlantic Stock.

(d)          Except for restrictions required by applicable securities Laws and as set forth in the Voting Agreement or Section 2.4(d) of the Disclosure Schedule, there is no agreement, arrangement or understanding to which Atlantic is a party restricting or otherwise relating to the transfer of any shares of capital stock of Atlantic.

(e)          All shares of Atlantic Stock or other capital stock, or any other securities or debt, of Atlantic, which have been purchased or redeemed by Atlantic have been purchased or redeemed in accordance with all Applicable Law, including all federal and state securities Laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Atlantic.

(f)           Except as set forth in Section 2.4(f) of the Disclosure Schedule, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Atlantic Common Stock.

2.5          Atlantic Subsidiaries.

(a)          Except as set forth in Section 2.5(a) of the Disclosure Schedule, Atlantic has no Subsidiaries other than Atlantic Coast Bank, and Atlantic Coast Bank has no Subsidiaries. No Subsidiary of Atlantic has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such Subsidiary, or any other securities or debt of such Subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

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(b)          For purposes of this Agreement, “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

2.6          Corporate Records. The stock records and minute books of Atlantic: (a) fully and accurately reflect all issuances, transfers and redemptions of the Atlantic Stock; (b) to Atlantic’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the stockholders of Atlantic; (c) correctly show all material corporate actions taken by the directors and stockholders of Atlantic (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the articles of incorporation and all amendments thereto, bylaws as amended and currently in force and the minutes of all meetings or consent actions of its directors and stockholders approved for inclusion by the board of directors. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or stockholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are materially complete and accurate.

2.7          Tax Returns; Taxes.

(a)          As used in this Agreement, the term “Tax” or “Taxes” means: (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon; and (ii) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law). “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendments thereof.

(b)          Each of Atlantic and Atlantic Coast Bank has: (i) duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all Applicable Laws; and (ii) timely paid all Taxes due and owing from it (whether or not shown due on any Tax Returns). Neither Atlantic nor Atlantic Coast Bank is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Atlantic, no claim has ever been made by a Governmental Authority in a jurisdiction where Atlantic and Atlantic Coast Bank do not file Tax Returns that Atlantic or Atlantic Coast Bank is or may be subject to taxation by that jurisdiction. Neither Atlantic nor Atlantic Coast Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period. There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes (other than Taxes not yet due and payable) upon any of the assets of Atlantic or Atlantic Coast Bank.

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(c)          Each of Atlantic and Atlantic Coast Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(d)          Neither Atlantic nor Atlantic Coast Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          The unpaid Taxes of Atlantic and Atlantic Coast Bank: (i) did not, as of December 31, 2016, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in the Atlantic Financial Statements; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Atlantic and Atlantic Coast Bank in filing their Tax Returns.

(f)           No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Atlantic or Atlantic Coast Bank. Neither Atlantic nor Atlantic Coast Bank has received from any Governmental Authority (including jurisdictions where Atlantic or Atlantic Coast Bank has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Atlantic or Atlantic Coast Bank. No federal, state, local or foreign income Tax Returns filed with respect to Atlantic or Atlantic Coast Bank for taxable periods ended on or after December 31, 2013 have been audited. Atlantic has made available to Ameris complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Atlantic or Atlantic Coast Bank filed or received since January 1, 2014. Atlantic has delivered or made available to Ameris the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax or excess charitable deduction available for use by Atlantic or Atlantic Coast Bank. Except as set forth in Section 2.7(f) of the Disclosure Schedule, there is currently no limitation on the use of the Tax attributes of Atlantic and Atlantic Coast Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).

(g)          Except as set forth in Section 2.7(g) of the Disclosure Schedule, neither Atlantic nor Atlantic Coast Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) (including any payment required to be made in connection with the transactions contemplated hereby) or cause the imposition of any excise Tax or penalty under Section 4999 of the Code as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Atlantic nor Atlantic Coast Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law) (including any payment required to be made in connection with the transactions contemplated hereby). No Atlantic Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Atlantic has made available to Ameris preliminary copies of Section 280G calculations (whether or not final), which, to the knowledge of Atlantic, are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of Atlantic as defined in Item 402 of Regulation S-K of the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby.

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(h)          Except for: (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business; or (ii) any agreement or arrangement exclusively between Atlantic and its Subsidiaries, neither Atlantic nor any Subsidiary of Atlantic is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement with any other party.

(i)           Neither Atlantic nor Atlantic Coast Bank: (i) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or member of any an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes other than the group of which Atlantic is the common parent; or (ii) has any liability for the Taxes of any Person (other than Atlantic and Atlantic Coast Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Taw Law), as a transferee or successor, by contract, or otherwise.

(j)           Neither Atlantic nor Atlantic Coast Bank has been within the past two (2) years a part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger or the Bank Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k)          Neither Atlantic nor Atlantic Coast Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)           Except to the extent shown in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Atlantic Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Atlantic and Atlantic Coast Bank in filing their Tax Returns, neither Atlantic nor Atlantic Coast Bank will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law); (iv) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

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(m)         Atlantic has made available to Ameris true, correct and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(n)          Neither Atlantic nor Atlantic Coast Bank has taken any action, failed to take any action or knows of any fact that would be reasonably expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)          Neither Atlantic nor Atlantic Coast Bank has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(p)          Neither Atlantic nor Atlantic Coast Bank has a (i) permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States, (ii) Subsidiary that is treated as a “controlled foreign corporation” as defined in Section 957 or (iii) Subsidiary that is treated as a “passive foreign investment company” as defined in Section 1297.

2.8          Financial Statements.

(a)          The financial statements of Atlantic and its Subsidiaries included (or incorporated by reference) in the Atlantic Exchange Act Reports, including the related notes, where applicable (the “Atlantic Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of Atlantic and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Atlantic and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)          Atlantic and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Atlantic’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

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2.9          Disclosure Reports. Atlantic has a class of securities registered pursuant to Section 12(b) of the Exchange Act. Atlantic has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act, required to be filed by the Exchange Act since January 1, 2015 (the “Atlantic Exchange Act Reports”). The Atlantic Exchange Act Reports: (a) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities Laws and other Applicable Laws; and (b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Atlantic: (x) was either registered under the Securities Act of 1933, as amended (the “Securities Act”), or made pursuant to a valid exemption from registration; (y) complied in all material respects with the applicable requirements of the securities Laws and other Applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements; and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

2.10        Regulatory Reports. Atlantic has made available to Ameris for review and inspection all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by Atlantic or any of its Subsidiaries since January 1, 2014 with: (a) the Board of Governors of the Federal Reserve System (the “Federal Reserve”); (b) the Federal Deposit Insurance Corporation (the “FDIC”); (c) the Office of the Comptroller of the Currency (the “OCC”); (d) the Maryland Office of the Commissioner of Financial Regulation (the “MOFR”); (e) the Florida Office of Financial Regulation (the “FOFR”); (f) the Department of Justice (the “DOJ”); and (g) any other applicable Governmental Authority (collectively, the “Atlantic Reports”). All of the Atlantic Reports have been prepared in all material respects in accordance with Applicable Laws applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such Applicable Laws.

2.11        Enforcement Actions. Neither Atlantic nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the OCC, the MOFR, the FOFR, the DOJ or any other applicable Governmental Authority (a “Regulatory Agreement”), and neither Atlantic nor any of its Subsidiaries has been advised by the Federal Reserve, the FDIC, the OCC, the MOFR, the FOFR, the DOJ or any other applicable Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

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2.12        Accounts. Section 2.12 of the Disclosure Schedule contains a list of each and every bank and other institution in which Atlantic or any of its Subsidiaries maintains an account or safety deposit box, the account numbers and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

2.13        Loans; Nonperforming and Classified Assets; Allowance.

(a)          Except as provided for in the Allowance described in Section 2.13(d), all loans, lines of credit, letters of credit and other extensions of credit made by Atlantic Coast Bank or due to it (“Atlantic Loans”) are shown in the Atlantic Financial Statements and such Atlantic Loans: (i) are genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof; and (ii) to the knowledge of Atlantic, are not subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to Atlantic Coast Bank.

(b)          All of the Atlantic Loans are evidenced by written agreements, true and correct copies of which will be made available to Ameris for examination prior to the Closing Date. All currently outstanding Atlantic Loans were solicited, originated and currently exist in material compliance with all Applicable Laws and Atlantic Coast Bank’s lending policies at the time of origination of such Atlantic Loans, and the loan documents with respect to each such Atlantic Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Atlantic Loans that are not reflected in the written records of Atlantic Coast Bank. All of the Atlantic Loans are owned by Atlantic Coast Bank free and clear of any Liens, except for blanket Liens granted to the Federal Home Loan Bank. Except as set forth in Section 2.13(b) of the Disclosure Schedule, none of the Atlantic Loans are presently serviced by third parties, and there is no obligation which could result in any Atlantic Loan becoming subject to any third-party servicing.

(c)          Except as set forth in Section 2.13(c) of the Disclosure Schedule, as of the date hereof, no Atlantic Loans were over ninety (90) days delinquent in payment of principal or interest. Section 2.13(c) of the Disclosure Schedule contains a complete list of: (i) each Atlantic Loan that as of December 31, 2016 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Atlantic Coast Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Atlantic Loan and the identity of the borrower thereunder; and (ii) each asset of Atlantic Coast Bank that as of December 31, 2016 was classified as other real estate owned and the book value thereof as of December 31, 2016.

(d)          The allowance for loan and lease losses shown on the balance sheet of Atlantic included in the most recent Atlantic Financial Statements dated prior to the date of this Agreement (the “Allowance”) was, and the Allowance shown on the balance sheets of Atlantic included in the Atlantic Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to, or inherent in, the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit) by Atlantic as of the dates thereof.

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2.14        Liabilities. Except: (a) those reflected in the Atlantic Financial Statements; (b) liabilities incurred since December 31, 2016 in the ordinary course of business; (c) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (d) as disclosed in Section 2.14 of the Disclosure Schedule, neither Atlantic nor any of its Subsidiaries has any debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Atlantic, whether accrued, absolute, known or unknown, contingent or otherwise, including: (i) liability or obligation on account of any federal, state or local Taxes or penalty, interest or fines with respect to such Taxes; (ii) liability arising from, or by virtue of, the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (iii) unfunded liability with respect to The Wealthy and Wise 401(k) Plan adopted by Atlantic Coast Bank (the “Atlantic 401(k) Plan”) or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Atlantic or any other Person covering employees of Atlantic; or (iv) environmental liability.

2.15        Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in Section 2.15 of the Disclosure Schedule, since December 31, 2016:

(a)          there has been no change in any of Atlantic’s or any of its Subsidiaries’ relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect;

(b)          there has been no damage, destruction or loss to the assets, properties or business of Atlantic or any of its Subsidiaries, whether or not covered by insurance, which has had, or which would reasonably be expected to have, a Material Adverse Effect;

(c)          the businesses of Atlantic and its Subsidiaries have been operated in the ordinary course;

(d)          the material properties and assets of Atlantic and its Subsidiaries used in their businesses have been maintained in good order, repair and condition, ordinary wear and tear excepted, except in such instances, individually or in the aggregate, which would not have, nor which would reasonably be expected to have, a Material Adverse Effect;

(e)          the books, accounts and records of Atlantic and its Subsidiaries have been maintained in the ordinary course of business and consistent with past practice;

(f)           there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Atlantic or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

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(g)          there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries or any increase in the level of wages, salaries, bonus opportunities or employee benefits, or the adoption of new employee benefits to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries;

(h)          there has been no change in the articles of incorporation or bylaws of Atlantic or the comparable governing documents of any of its Subsidiaries;

(i)           there has been no labor dispute, unfair labor practice charge or employment discrimination charge or, to the knowledge of Atlantic, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Atlantic or any of its Subsidiaries or affecting their operations;

(j)           there has been no issuance, sale, repurchase, acquisition or redemption by Atlantic or any of its Subsidiaries of any of its respective capital stock, bonds, notes, debt or other securities, or the issuance, sale, repurchase, acquisition or redemption by Atlantic or any of its Subsidiaries of any outstanding rights to acquire any of its respective capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof or of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities;

(k)          there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including any deposit for security) any asset or assets of Atlantic or any of its Subsidiaries or assumed by Atlantic or any of its Subsidiaries with respect to any asset or assets;

(l)           there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Atlantic or any of its Subsidiaries which would be required to be reflected on a balance sheet of Atlantic prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business and consistent with past practice;

(m)         no material obligation or liability of Atlantic or any of its Subsidiaries has been discharged or satisfied, other than in the ordinary course of business and consistent with past practice;

(n)          there have been no sales, transfers or other dispositions of any material asset or assets of Atlantic or any of its Subsidiaries, other than sales in the ordinary course of business and consistent with past practice; and

(o)          there has been no amendment, termination or waiver of any right of Atlantic or any of its Subsidiaries under any contract or agreement or governmental license, permit or permission which has had, or would reasonably be expected to have, a Material Adverse Effect.

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2.16        Litigation and Proceedings. Except as set forth in Section 2.16 of the Disclosure Schedule, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Atlantic, threatened against, by or affecting Atlantic or any of its Subsidiaries, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Atlantic or any of its Subsidiaries or relating to the business or affairs of Atlantic or its Subsidiaries, before any arbitrator or Governmental Authority, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any arbitrator or Governmental Authority, nor does Atlantic or any of its Subsidiaries have, to the knowledge of Atlantic, any unasserted contingent liabilities.

2.17        Permits; Compliance with Law.

(a)          Atlantic and its Subsidiaries have all permits, licenses, approvals, authorizations and registrations under all Applicable Law required for them to carry on their respective businesses as presently conducted (collectively, the “Permits”), except where the failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect. Atlantic and its Subsidiaries, as applicable, are in compliance in all material respects with the terms and conditions of each such Permit, and neither Atlantic nor any of its Subsidiaries has received any written notice that it is in violation of any of the terms or conditions of such Permits.

(b)          Atlantic and each of its Subsidiaries has complied in all material respects with all Laws applicable to it or its business. Section 2.17(b) of the Disclosure Schedule contains a list of any known violations of such Laws by any present officer, director or employee of Atlantic, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such Law has occurred which could impair the right or ability of Atlantic or any of its Subsidiaries to conduct its respective business.

(c)          Except as set forth in Section 2.17(c) of the Disclosure Schedule, no notice, inquiry or warning from any Governmental Authority with respect to any failure or alleged or possible failure of Atlantic or any of its Subsidiaries to comply in any respect with any Law or order has been received, nor, to the knowledge of Atlantic, is any such notice or warning proposed or threatened.

(d)          For purposes of this Agreement, “Applicable Law” or “Law” means and includes: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii); and (iv) any amendment or revision of any Applicable Law described in the immediately preceding clause (i), (ii) or (iii).

2.18        Investment Management and Related Activities. Except as set forth in Section 2.18 of the Disclosure Schedule, none of Atlantic, any of its Subsidiaries or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

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2.19        Environmental.

(a)          Except as set forth in Section 2.19(a) of the Disclosure Schedule:

(i)          Neither Atlantic nor any of its Subsidiaries has caused or permitted the generation, manufacture, use, handling, release or presence of any Hazardous Substance on, in under or from any properties or facilities owned or leased by Atlantic or any of its Subsidiaries, or, to the knowledge of Atlantic, adjacent to any properties so owned or leased, in each case that requires notification, investigation or remediation pursuant to any Law of any Governmental Authority relating to pollution or the protection of the environment, including any Law relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants (each, an “Environmental Law”).

(ii)         there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Atlantic or any of its Subsidiaries or administrative or judicial investigations arising from or relating to the environmental condition of any properties or facilities owned or leased by Atlantic or any of its Subsidiaries or the generation, manufacture, use, handling, release or presence of, any Hazardous Substance at any properties or facilities owned or leased by Atlantic or any of its Subsidiaries;

(iii)        Atlantic and its Subsidiaries have complied in all material respects with, and have kept all records and made all filings or reports required by, and are otherwise in compliance with, all Applicable Laws relating to the generation, manufacture, use, handling, release or presence of any Hazardous Substance on, in, under or from any properties or facilities owned or leased by Atlantic or any of its Subsidiaries;

(iv)        to the knowledge of Atlantic, the improvements on the properties or facilities owned or leased by Atlantic or any of its Subsidiaries are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the properties or facilities owned or leased or leased by Atlantic or any of its Subsidiaries are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(v)         to the knowledge of Atlantic, there are not now nor have there ever been any underground storage tanks for the storage of any Hazardous Substance on, in or under any properties or facilities owned or leased by Atlantic or any of its Subsidiaries.

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(b)          Neither Atlantic nor, to the knowledge of Atlantic, any of its Subsidiaries, officers, directors, employees or agents, or any of such Subsidiaries’ officers, directors, employees or agents, in the course of such individual’s employment by Atlantic or any of its Subsidiaries, has given advice with respect to, or participated in any respect in, the management or operation of any Person regarding the generation, storage, handling, disposal, transfer, production, use or processing of any Hazardous Substance.

(c)          To the knowledge of Atlantic, neither Atlantic nor Atlantic Coast Bank has foreclosed on any property on which there is a threatened release of any Hazardous Substance or on which there has been a release and remediation has not been completed to the extent required by Environmental Laws.

(d)          Neither Atlantic nor, to the knowledge of Atlantic, any of its Subsidiaries, officers, directors, employees or agents, or any of such Subsidiaries’ officers, directors, employees or agents, has been told of or has observed the presence of any Hazardous Substance on, in, under or around property on which Atlantic or any of its Subsidiaries holds a legal or security interest, in violation of, or creating a liability under, any Environmental Law.

(e)          Atlantic has delivered to Ameris true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities owned or leased by Atlantic or any of its Subsidiaries with any Environmental Laws or the presence of Hazardous Substances that were prepared for Atlantic or any of its Subsidiaries or prepared for other Persons and are in the possession, custody or control of Atlantic or any of its Subsidiaries.

(f)           For purposes of this Agreement, the term “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law; provided, however, that the term “Hazardous Substance” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids and supplies normally used in the day-to-day operation of business offices) in quantities reasonable in relation to such use and in compliance with Applicable Law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

2.20        Insurance.

(a)          Section 2.20(a) of the Disclosure Schedule contains a complete list and description (including the expiration date, premium amount, deductibles and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Atlantic or any of its Subsidiaries or through Atlantic or any of its Subsidiaries for any of such party’s officers, directors and employees, that are in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid and no notice of cancellation with respect thereto has been received. Such policies and bonds provide adequate coverage to insure the properties and businesses of Atlantic and its Subsidiaries and the activities of the officers, directors and employees of Atlantic and its Subsidiaries against such risks and in such amounts as are reasonable and customary. Neither Atlantic nor any of its Subsidiaries, as of the Closing Date, will have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Atlantic has heretofore made available to Ameris a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Atlantic or any of its Subsidiaries.

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(b)          The value of all bank-owned life insurance owned by Atlantic or Atlantic Coast Bank is and has been fairly and accurately reflected in the balance sheets included in the Atlantic Financial Statements in accordance with GAAP.

2.21        Trust Business; Administration of Fiduciary Accounts. Atlantic and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and Applicable Laws. Neither Atlantic nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

2.22        Compliance. To the knowledge of Atlantic, no facts or circumstances exist which would cause Atlantic Coast Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law, the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under Applicable Law; or (c) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Atlantic Coast Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Atlantic Coast Bank has adopted and Atlantic Coast Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Other than investments to satisfy regulatory requirements, neither Atlantic nor Atlantic Coast Bank is a party to any agreement with any Person regarding Community Reinvestment Act matters.

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2.23        Contracts and Commitments. Section 2.23 of the Disclosure Schedule contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Atlantic Coast Bank in the ordinary course of business) to which Atlantic or any of its Subsidiaries is a party or by which Atlantic or any of its Subsidiaries may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $50,000 per year (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and, to the knowledge of Atlantic, constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination that would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. A true and complete copy of each Material Contract has been made available to Ameris.

2.24        Licenses; Intellectual Property. Atlantic and its Subsidiaries have all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct their respective businesses as presently conducted. To the knowledge of Atlantic, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Atlantic or any of its Subsidiaries or presently expected to be used by Atlantic or any of its Subsidiaries in the future. All patents, copyrights, trademarks, service marks, trade names and applications therefor or registrations thereof, owned or used by Atlantic or any of its Subsidiaries, are listed in Section 2.24 of the Disclosure Schedule. Atlantic and its Subsidiaries have complied with all Applicable Laws relating to the filing or registration of fictitious names or trade names.

2.25        Personal Property. Either Atlantic or a Subsidiary of Atlantic has good and marketable title to all material personal property, tangible and intangible, reflected in the most recent Atlantic Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Atlantic Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Atlantic, is claimed to exist); and (b) those described in Section 2.25 of the Disclosure Schedule.

2.26        Atlantic Leases.

(a)          All leases (the “Atlantic Leases”) pursuant to which Atlantic or any of its Subsidiaries is lessor or lessee of any real or material personal property (such property, the “Leased Property”) are set forth in Section 2.26(a) of the Disclosure Schedule. All Atlantic Leases are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Atlantic Leases any material default or any claimed default by Atlantic or any of its Subsidiaries, the lessor (where Atlantic or any of its Subsidiaries is the lessee under an Atlantic Lease) or the lessee (where Atlantic or any of its Subsidiaries is the lessor under an Atlantic Lease), or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Atlantic or any of its Subsidiaries, the lessor (where Atlantic or any of its Subsidiaries is the lessee under an Atlantic Lease) or the lessee (where Atlantic or any of its Subsidiaries is the lessor under an Atlantic Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Atlantic or any of its Subsidiaries is the party in breach.

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(b)          Copies of the Atlantic Leases have been furnished or made available by Atlantic to Ameris and such copies are true, correct and complete in all material respects, and the Atlantic Leases have not been modified other than pursuant to amendments, copies of which have been concurrently delivered or made available to Ameris, and which are in full force and effect in accordance with their terms.

(c)          There are no contractual obligations, agreements in principle or present plans for Atlantic or any of its Subsidiaries to enter into new leases of real property or to renew or amend existing Atlantic Leases prior to the Closing Date.

2.27        Real Property.

(a)          Neither Atlantic nor any of its Subsidiaries owns any interest in any real property (other than as lessee) except as set forth in Section 2.27(a) of the Disclosure Schedule (such properties being referred to herein as “Atlantic Realty”). Either Atlantic or a Subsidiary of Atlantic has good title to the Atlantic Realty, and neither Atlantic nor any of its Subsidiaries has encumbered any of the Atlantic Realty with a mortgage, deed of trust or other monetary lien that has not been satisfied or cancelled.

(b)          The interests of Atlantic or its Subsidiaries in the Atlantic Realty and in and under each of the Atlantic Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Atlantic, threatened action at law or in equity.

(c)          The present use and operations of, and improvements upon, the Atlantic Realty and all real properties included in the Leased Properties (the “Atlantic Leased Real Properties”) are in material compliance with all applicable building, fire, zoning and other Applicable Laws and with all matters of record, no notice of any violation or alleged violation thereof has been received and there are no proposed changes therein that would affect the Atlantic Realty, the Atlantic Leased Real Properties or their uses.

(d)          No rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Atlantic or any of its Subsidiaries with respect to any Atlantic Lease, in each case, in any material amount.

(e)          Atlantic is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Atlantic Realty or the Atlantic Leased Real Properties which may adversely affect the Atlantic Realty or the Atlantic Leased Real Properties, or their current use or the use currently contemplated by Atlantic or any of its Subsidiaries.

(f)           Except as set forth in Section 2.27(f) of the Disclosure Schedule, the buildings and structures owned, leased or used by Atlantic or any of its Subsidiaries are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Atlantic and its Subsidiaries.

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2.28        Employee Benefits.

(a)          Except as set forth in Section 2.28(a) of the Disclosure Schedule, neither Atlantic nor any of its Subsidiaries provides or is obligated to provide, contributes to or is obligated to contribute to, directly or indirectly, nor has any material liability (direct, indirect, contingent, as the result of any indemnity or guaranty or ERISA Affiliate or otherwise) for, any compensation, bonuses, incentives or benefits for any current or former employees, officers, directors or independent contractors or their spouses, dependents or beneficiaries, including: (i) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan; or (iii) any post-retirement life insurance, pension, profit sharing, stock option, restricted stock or units, equity or equity-based compensation or other forms of incentive or deferred compensation, retirement, bonus, hospitalization, severance, medical, insurance, life, vacation, fringe benefits, perks or other material employee benefits under any plan, practice, agreement or understanding (individually an “Atlantic Plan” and, collectively, the “Atlantic Plans”).

(b)          Section 2.28(b) of the Disclosure Schedule lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), sponsored, maintained or contributed to by Atlantic or its ERISA Affiliates or with respect to which Atlantic or any of its ERISA Affiliates has any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service (the “IRS”) determination letters and filings, the past three (3) years of actuarial reports and valuations, the three (3) most recent annual reports and Form 5500 filings (including attachments) and all material correspondence relating to any ERISA Plan from or with any Governmental Authority in the last three (3) years, have been delivered to Ameris.

(c)          Atlantic and its ERISA Affiliates are not currently and have never in the past six (6) years been required to contribute to or had any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) with respect to: (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA; (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA; or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Agreement, the term “ERISA Affiliate” means any Person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated), that, together with Atlantic or any of its Subsidiaries, would be treated at the relevant time as a single employer within the meaning of Section 414 of the Code or 4001(a) of ERISA.

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(d)          Each Atlantic Plan has been established, operated and administered in all material respects in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all Applicable Laws, including ERISA, the Code and the regulations issued under ERISA and the Code. With respect to each Atlantic Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process and in accordance with the express terms of such Atlantic Plans, no litigation or administrative or other proceeding is pending or, to the knowledge of Atlantic, threatened involving such Atlantic Plan or any of its assets or fiduciaries. With respect to each Atlantic Plan, neither Atlantic nor any of its Subsidiaries or any of their respective directors, officers, employees or agents or any fiduciary of any Atlantic Plan has been engaged in or been a party to any transaction relating to the Atlantic Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Atlantic Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with: (i) the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other Applicable Laws; and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.

(e)          With respect to each Atlantic Plan, all contributions or other remittances required by such plan or Applicable Law have been made, or will be made, on a timely basis.

(f)           Each Atlantic Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or opinion letter) from the IRS as to the qualification of such plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Atlantic or its applicable Subsidiary may rely) and, to the knowledge of Atlantic, no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax-exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(g)          Neither Atlantic nor any of its Subsidiaries provides or has any obligation to provide benefits, including death, health, post-retirement life insurance or medical benefits (whether or not insured), with respect to current or former employees of Atlantic or any of its Subsidiaries or their spouses, dependents or beneficiaries beyond the employees’ retirement or other termination of employment or service with Atlantic or any of its Subsidiaries, other than coverage mandated by Applicable Law and at the sole expense of such employees or their spouses, dependents or beneficiaries.

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(h)          Except as set forth in Section 2.28(h) of the Disclosure Schedule, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event) will: (i) entitle any current or former employee, officer, director or other service provider of Atlantic or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance pay, retirement pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer, director or other service provider; (iii) increase any benefits, or accelerate the time of payment or any benefits, otherwise payable under any Atlantic Plan; (iv) trigger any material obligation under any Atlantic Plan, including any funding thereof; or (v) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Atlantic Plan provides for the gross up of Taxes under Code Sections 409A or 4999.

(i)           Each Atlantic Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated, in compliance in all material respects with Section 409A of the Code and the regulations and rulings thereunder.

(j)           There is no audit or investigation pending with respect to any Atlantic Plan before any Governmental Authority and, to the knowledge of Atlantic, no such audit or investigation is threatened.

(k)          Atlantic has properly accrued on its financial statements in all material respects the correct number of days for all vacation, sick leave, personal time and paid time off credited to employees and individual consultants of Atlantic or any of its Subsidiaries as of the date of such financial statements. Atlantic or its applicable Subsidiary has, for each Atlantic Plan and all other purposes, including Taxes and participation in Atlantic Plans, correctly classified all natural persons and, if applicable, their disregarded entities providing services to Atlantic or any of its Subsidiaries as common law employees or independent contractors, as appropriate.

(l)           Neither Atlantic nor any of its Subsidiaries has entered into any commitment to modify or amend any Atlantic Plan (other than in the ordinary course and consistent with past practice or as required by Applicable Law) or to establish any new benefit plan, program or arrangement. There has been no amendment to any Atlantic Plan, interpretation or announcement by Atlantic or any of its Subsidiaries relating to any Atlantic Plan or written notice or arrangement, or change in eligibility, participation or coverage under any Atlantic Plan, that would increase the expense of maintaining any such Atlantic Plan above the level of expense incurred or with respect to such Atlantic Plan for the most-recently completed fiscal year of Atlantic and its Subsidiaries.

(m)         Each pension plan, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any such pension plan have been set aside to pay the obligations under such pension plan in a rabbi trust or otherwise.

(n)          The Atlantic Coast Financial Corporation Employee Stock Ownership Plan (the “Atlantic ESOP”) grants to its participants full voting rights as to all shares of Atlantic Common Stock held by the Atlantic ESOP on behalf of such participants and that have been allocated to their accounts.

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2.29        Employment and Labor Matters. Neither Atlantic nor any of its Subsidiaries is, or has been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days’ notice at the election of, and without cost or penalty to, Atlantic or any of its Subsidiaries. Neither Atlantic nor any of its Subsidiaries has received at any time in the past five (5) years any demand for recognition from any union, and no attempt has been made during such time to organize any of its employees. Atlantic and its Subsidiaries have complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor Laws applicable to employees. Except as described in Section 2.29 of the Disclosure Schedule: (a) there are no unfair labor practice charges pending or, to the knowledge of Atlantic, threatened against Atlantic or any of its Subsidiaries; and (b) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, or to the knowledge of Atlantic, threatened against, or involving, as the case may be, Atlantic or any of its Subsidiaries with respect to any alleged violation of any wage and hour Laws, age discrimination act Laws, employment discrimination Laws or any other claims arising out of any employment relationship as to any of employee of Atlantic or any of its Subsidiaries or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Atlantic and its Subsidiaries are properly classified as such for all purposes, including the Atlantic Plans.

2.30        Related-Party Transactions. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Atlantic or any of its Subsidiaries with other Persons who are not affiliated with Atlantic or any of its Subsidiaries, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Atlantic Coast Bank at the time such deposits were entered into; and (c) transactions specifically described in Section 2.30 of the Disclosure Schedule, there are no contracts with or commitments to present or former five percent (5%) or greater stockholders, directors, officers or employees involving the expenditure of more than $50,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Atlantic or any of its Subsidiaries).

2.31        Approvals, Consents and Filings. Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; or (b) violate any Law applicable to Atlantic or any of its Subsidiaries or any assets or properties of Atlantic or any of its Subsidiaries. Atlantic has no knowledge of any fact or condition that would prevent or materially impede or delay Ameris and Atlantic from obtaining the Required Regulatory Approvals without the imposition of any Burdensome Regulatory Condition.

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2.32        Absence of Brokers. Except for Hovde Group, LLC (“Hovde”) and B. Riley FBR, Inc. (“B. Riley FBR”), which have provided financial advisory services to Atlantic, no broker, finder or other financial consultant has acted on behalf of Atlantic or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. Section 2.32 of the Disclosure Schedule sets forth the fees and expenses that that are currently owed to Hovde and to B. Riley FBR and that will be owed to Hovde and to B. Riley FBR as a result of the consummation of the transactions contemplated by this Agreement.

2.33        Fairness Opinion. Prior to the execution of this Agreement, Atlantic has received an opinion from Hovde to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the stockholders of Atlantic from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Atlantic has provided Ameris with a true and complete copy of such opinion for informational purposes.

2.34        Takeover Laws and Provisions. Atlantic has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested stockholder or similar Law or, if applicable, any shareholder rights or poison pill agreement or similar agreement applicable with respect to Atlantic. No “fair price” Law or similar provision of the articles of incorporation of Atlantic or bylaws of Atlantic is applicable to this Agreement and the transactions contemplated hereby.

2.35        Information Supplied. None of the information supplied or to be supplied by Atlantic or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Atlantic Proxy Materials, on the date such Atlantic Proxy Materials (or any amendment or supplement thereto) are first mailed to the stockholders of Atlantic or at the time of the Special Meeting, (b) the Ameris Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Atlantic incorporated by reference in the Atlantic Proxy Materials, the Ameris Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Atlantic with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Ameris or its Subsidiaries for inclusion in the Atlantic Proxy Materials or the Ameris Registration Statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AMERIS

As an inducement to Atlantic to enter into this Agreement and to consummate the transactions contemplated hereby, Ameris represents and warrants as follows:

3.1          Corporate Status. Ameris is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Ameris Bank is a Georgia bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Ameris and Ameris Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

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3.2          Authority; Enforceability.

(a)          Subject to receipt of the Required Regulatory Approvals and the approval of the Atlantic stockholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(i)          violate any provision of federal or state Law applicable to Ameris or any of its Subsidiaries, the violation of which would be reasonably expected to have a Material Adverse Effect;

(ii)         violate any provision of the articles of incorporation or bylaws of Ameris or the comparable governing documents of any of its Subsidiaries;

(iii)        conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement or commitment to which Ameris or any of its Subsidiaries is a party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(iv)        constitute a violation of any order, judgment or decree to which Ameris or any of its Subsidiaries is a party, or by which Ameris or any of its Subsidiaries, or any of their respective assets or properties, is bound, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(v)         result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets or properties of Ameris or any of its Subsidiaries.

(b)          Ameris and Ameris Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Ameris and Ameris Bank and the consummation by Ameris and Ameris Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Ameris and Ameris Bank, including all necessary action by the boards of directors of Ameris and Ameris Bank. No other corporate proceedings are necessary on the part of Ameris or Ameris Bank to authorize the execution, delivery and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Ameris and Ameris Bank and the consummation by Ameris and Ameris Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Atlantic, this Agreement constitutes the valid and binding obligation of Ameris and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

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3.3          Capital Structure.

(a)          As of the date of this Agreement, Ameris has authorized capital stock consisting solely of: (i) 100,000,000 shares of Ameris Common Stock, of which 37,231,049 shares were issued and outstanding as of November 3, 2017 (exclusive of 92,000 shares reserved for issuance upon exercise of outstanding options to acquire shares of Ameris Common Stock); and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Ameris Common Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all Applicable Law. No Person has any right of rescission or, to the knowledge of Ameris, claim for damages under Applicable Laws with respect to the issuance of any shares of Ameris Common Stock previously issued. None of the shares of Ameris Common Stock has been issued in violation of any preemptive or other rights of its respective stockholders.

(b)          All of the issued and outstanding shares of capital stock of Ameris Bank are, on the date of this Agreement, and on the Closing Date will be, held by Ameris.

3.4          Financial Statements.

(a)          The financial statements of Ameris and its Subsidiaries included (or incorporated by reference) in the Ameris Exchange Act Reports, including the related notes, where applicable, (i) have been prepared from, and are in accordance with, the books and records of Ameris and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Ameris and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)          Ameris and its Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Ameris’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act, since December 31, 2016 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

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3.5          Disclosure Reports.

(a)          Ameris has a class of securities registered pursuant to Section 12(b) of the Exchange Act. Ameris has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act, required to be filed by the Exchange Act since January 1, 2015 (the “Ameris Exchange Act Reports”). The Ameris Exchange Act Reports: (a) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities Laws and other Applicable Laws; and (b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Ameris: (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration; (y) complied in all material respects with the applicable requirements of the securities Laws and other Applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements; and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

(b)          The information contained in the Ameris Exchange Act Reports shall be deemed to qualify all representations and warranties contained in this Article III to the extent applicable.

3.6          Regulatory Reports. The year-end Reports of Condition and Income filed by Ameris Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Ameris with the Federal Reserve for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by Ameris and Ameris Bank for or during the same three (3)-year period with the Georgia Department of Banking and Finance (the “GDBF”), if any, and with any other applicable Governmental Authorities, have been prepared in all material respects in accordance with Applicable Laws applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such Applicable Laws.

3.7          Enforcement Actions. Except for a Consent Order issued by the FDIC and the GDBF, dated December 16, 2016, neither Ameris nor any of its Subsidiaries is subject to, bound by or a party to any Regulatory Agreement with or issued by the Federal Reserve, the FDIC, the GDBF, the FOFR, the DOJ or any other applicable Governmental Authority, and neither Ameris nor any of its Subsidiaries has been advised by the Federal Reserve, the FDIC, the GDBF, the FOFR, the DOJ or any other applicable Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

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3.8          Absence of Changes. Since December 31, 2016, there has been no change in the business, assets, liabilities, results of operations or financial condition of Ameris or any of its Subsidiaries, or in any of Ameris’s or any of its Subsidiaries’ relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect.

3.9          Litigation and Proceedings. Except as would not be reasonably likely to have a Material Adverse Effect, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations pending or, to the knowledge of Ameris, threatened against, by or affecting Ameris or any of its Subsidiaries, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Ameris or any of its Subsidiaries or relating to the business or affairs of Ameris or its Subsidiaries, in any court or before any arbitrator or Governmental Authority, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any arbitrator or Governmental Authority, nor does Ameris or any of its Subsidiaries have, to the knowledge of Ameris, any unasserted contingent liabilities.

3.10        Compliance. To the knowledge of Ameris, no facts or circumstances exist which would cause Ameris Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law, the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state Law; or (c) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Ameris Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Ameris Bank has adopted and Ameris Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Other than investments to satisfy regulatory requirements, neither Ameris nor Ameris Bank is a party to any agreement with any Person regarding Community Reinvestment Act matters.

3.11        Approvals, Consents and Filings. Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; or (b) violate any Law applicable to Ameris or any of its Subsidiaries or any assets or properties of Ameris or any of its Subsidiaries. Ameris has no knowledge of any fact or condition that would prevent or materially impede or delay Ameris and Atlantic from obtaining the Required Regulatory Approvals without the imposition of any Burdensome Regulatory Condition.

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3.12        Absence of Brokers. Except for Keefe, Bruyette & Woods, Inc., which has provided financial advisory services to Ameris, no broker, finder or other financial consultant has acted on behalf of Ameris or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.13        Tax Returns; Taxes.

(a)          Each of Ameris and Ameris Bank has: (i) duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all Applicable Laws; and (ii) timely paid all Taxes due and owing from it (whether or not shown due on any Tax Returns). Neither Ameris nor Ameris Bank is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Ameris, no claim has ever been made by a Governmental Authority in a jurisdiction where Ameris and Ameris Bank do not file Tax Returns that Ameris or Ameris Bank is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Ameris or Ameris Bank.

(b)          Neither Ameris nor Ameris Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)          No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Ameris or Ameris Bank. Neither Ameris nor Ameris Bank has received from any Governmental Authority (including jurisdictions where Ameris or Ameris Bank has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Ameris or Ameris Bank.

(d)          Neither Ameris nor Ameris Bank has taken any action, failed to take any action or knows of any fact that would be reasonably expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.14        Financing. Ameris has, or will have available to it, prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

3.15        Information Supplied. None of the information supplied or to be supplied by Ameris or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Atlantic Proxy Materials, on the date such Atlantic Proxy Materials (or any amendment or supplement thereto) are first mailed to the stockholders of Atlantic or at the time of the Special Meeting, (b) the Ameris Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Ameris incorporated by reference in the Atlantic Proxy Materials, the Ameris Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Ameris with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Atlantic or its Subsidiaries for inclusion in the Atlantic Proxy Materials or the Ameris Registration Statement.

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ARTICLE IV
CONDUCT OF BUSINESS OF ATLANTIC PENDING CLOSING

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Applicable Law or consented to in writing by Ameris (which consent shall not be unreasonably withheld, conditioned or delayed):

4.1          Conduct of Business. Atlantic will, and will cause its Subsidiaries to, conduct its business only in the ordinary course and not incur any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business, including any credit arrangements with any Federal Home Loan Bank in the ordinary course of business). Furthermore, Atlantic shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof).

4.2          Maintenance of Properties. Atlantic will, and will cause its Subsidiaries to, maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3          Insurance. Atlantic will, and will cause its Subsidiaries to, maintain and keep in full force and effect all of the material insurance referred to in Section 2.20(a) or other insurance equivalent thereto.

4.4          Capital Structure. Except upon the exercise of Atlantic Stock Options, Atlantic shall not make a change in the authorized or issued capital stock or other securities of Atlantic or any of its Subsidiaries. Atlantic shall not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Atlantic or any of its Subsidiaries.

4.5          Dividends. No dividend, distribution or payment will be declared or made in respect of the Atlantic Stock.

4.6          Amendment of Articles of Incorporation or Bylaws; Corporate Existence. Atlantic shall not amend its articles of incorporation or bylaws, or permit any of its Subsidiaries to amend any comparable governing document, and Atlantic will maintain its corporate existence and powers, and that of its Subsidiaries.

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4.7          No Acquisitions. Atlantic shall not, and shall not permit any of its Subsidiaries to, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Atlantic.

4.8          No Real Estate Acquisitions or Dispositions. Atlantic shall not, and shall not permit any of its Subsidiaries to, sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Atlantic’s carrying value as of the date hereof), and Atlantic shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9          Loans. Atlantic shall provide Ameris with five (5) Business Days’ prior notice before Atlantic Coast Bank’s execution of an agreement to make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000). Atlantic shall not, and shall not permit Atlantic Coast Bank to, renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful” or “Loss” in the books and records of Atlantic (each a “Classified Asset”); provided, however, that, if Atlantic shall request the prior approval of Ameris in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and Ameris shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request from Atlantic, then such request shall be deemed to be approved by Ameris and Atlantic may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10        Allowance. Atlantic shall not make a material change to its methodology for determining the Allowance.

4.11        Banking Arrangements. Atlantic shall not, and shall not permit any of its Subsidiaries to, make any change in the banking and safe deposit arrangements referred to in Section 2.12, other than in the ordinary course of business, consistent with past practice.

4.12        Atlantic Offices. Atlantic shall not, and shall not permit any of its Subsidiaries to, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Atlantic or any of its Subsidiaries.

4.13        Contracts. Except in the ordinary course of business, Atlantic shall not, and shall not permit any of its Subsidiaries to, terminate, materially amend or waive any material right under any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement.

4.14        Books and Records. The books and records of Atlantic and its Subsidiaries will be maintained in the usual, regular and ordinary course.

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4.15        Taxes and Tax Returns. Atlantic shall not, and shall not permit any of its Subsidiaries to, prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting; file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Atlantic.

4.16        Advice of Changes. Atlantic shall promptly advise Ameris orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.

4.17        Reports. Atlantic and its Subsidiaries shall file all reports required to be filed with any Governmental Authorities between the date of this Agreement and the Closing Date and shall deliver to Ameris copies of all such reports promptly after the same are filed.

4.18        Benefit Plans and Programs; Severance or Termination Payments. Atlantic shall not, and shall not permit any of its Subsidiaries to, adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their spouses, dependents or beneficiaries or otherwise increase the costs or liabilities of Atlantic or its Subsidiaries or successors. Except as described in Section 4.18 of the Disclosure Schedule, Atlantic shall not, and shall not permit any of its Subsidiaries to, grant or enter into any new employment agreement, retention arrangement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other Atlantic Plan.

4.19        Limitation on Discussion with Others.

(a)          Atlantic shall not, and shall not authorize or permit any of its Subsidiaries, affiliates, officers, directors, employees, agents or advisors to, directly or indirectly, solicit, initiate or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider an Acquisition Proposal of, any other Person. In addition, Atlantic agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Atlantic or any of its Subsidiaries, affiliates, officers, directors, employees, agents or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Atlantic shall immediately (but in no event later than twenty-four (24) hours) notify Ameris of the receipt of such Acquisition Proposal.

(b)          Notwithstanding the foregoing, prior to the Requisite Atlantic Stockholder Approval, Atlantic shall be permitted to furnish nonpublic information regarding Atlantic to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person if:

(i)          the Acquisition Proposal did not result from a breach of this Section 4.19;

(ii)         Atlantic’s board of directors determines in good faith, after consultation with Atlantic’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal;

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(iii)        Atlantic’s board of directors determines in good faith, after consultation with Atlantic’s outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Atlantic board of directors;

(iv)        (A) Atlantic gives Ameris prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, but, if oral, shall be subsequently confirmed in writing): (1) of receipt of any Acquisition Proposal by Atlantic or any of its Subsidiaries, affiliates, officers, directors, employees, agents or advisors (which notice shall include the identity of such Person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements); and (2) of Atlantic’s furnishing nonpublic information to, or entering into discussions or negotiations with, such Person or group; and (B) Atlantic receives from such Person or group an executed confidentiality agreement containing terms no less favorable to Atlantic than the terms of the confidentiality agreement entered into between Atlantic and Ameris and dated as of July 10, 2017 (the “NDA”); and

(v)         contemporaneously with, or promptly after, furnishing any such nonpublic information to such Person or group, Atlantic furnishes such nonpublic information to Ameris (to the extent such nonpublic information has not been previously furnished by Atlantic to Ameris).

(c)          In addition to the foregoing, Atlantic shall keep Ameris reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Atlantic’s intentions with respect to the transactions contemplated hereby.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1          Registration and Listing of Ameris Common Stock.

(a)          Ameris agrees to file with the SEC as promptly as reasonably practicable after the date of this Agreement (and in any event, within sixty (60) days) a registration statement (the “Ameris Registration Statement”) under the Securities Act on Form S-4 (or other applicable form) covering the issuance of the shares of Ameris Common Stock to the stockholders of Atlantic pursuant to this Agreement and to use its commercially reasonable efforts to cause the Ameris Registration Statement to become effective and to remain effective through the Effective Time. Ameris agrees to take any action required to be taken under the applicable state securities Laws in connection with the issuance of shares of Ameris Common Stock upon consummation of the Merger. Atlantic agrees to provide Ameris reasonable assistance as necessary in the preparation of the Ameris Registration Statement, including providing Ameris with all material facts regarding the operations, business, assets, liabilities and personnel of Atlantic, together with the audited financial statements of Atlantic, all as and to the extent required by the Securities Act and the rules, regulations and practices of the SEC, for inclusion in the Ameris Registration Statement. The Ameris Registration Statement shall not cover resales of Ameris Common Stock by any of the stockholders of Atlantic, and Ameris shall have no obligation to cause the Ameris Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Ameris Registration Statement after the Effective Time.

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(b)          Ameris agrees to list on The NASDAQ Global Select Market (“NASDAQ”), by the Closing Date, the shares of Ameris Common Stock to be issued to the stockholders of Atlantic pursuant to this Agreement.

5.2          Meeting of Atlantic Stockholders.

(a)          Atlantic shall call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the Ameris Registration Statement becomes effective under the Securities Act for the purpose of submitting the Merger and this Agreement to such stockholders for their approval. Except with the prior approval of Ameris, no other matters shall be submitted for the approval of the stockholders of Atlantic at the Special Meeting. In connection with the Special Meeting, Ameris and Atlantic shall together prepare and submit to the Atlantic stockholders a notice of meeting, proxy statement and proxy (the “Atlantic Proxy Materials”), which shall include the final prospectus from the Ameris Registration Statement in the form filed with the SEC. Atlantic shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of the stockholders of Atlantic required by Applicable Law to obtain such approval. Atlantic shall keep Ameris updated with respect to proxy solicitation results as reasonably requested by Ameris. Once the Special Meeting has been called and noticed, Atlantic shall not postpone or adjourn the Special Meeting without the consent of Ameris (other than in order to obtain a quorum of the stockholders of Atlantic or as reasonably determined by Atlantic to comply with Applicable Law).

(b)          Except as provided in this Section 5.2(b), the board of directors Atlantic shall communicate to the stockholders of Atlantic the board’s recommendation that the stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Atlantic Recommendation”), and include the Atlantic Recommendation in the Atlantic Proxy Materials. Neither the Atlantic board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Ameris or any of Ameris’s Subsidiaries, the Atlantic Recommendation; or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided, however, that, prior to the Requisite Atlantic Stockholder Approval, Atlantic’s board of directors may make an Adverse Recommendation Change if: (A) Atlantic’s board of directors determines in good faith, after consultation with Atlantic’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 4.19) that is a Superior Proposal and such Superior Proposal has not been withdrawn; (B) Atlantic’s board of directors determines in good faith, after consultation with Atlantic’s outside counsel, that a failure to accept such Superior Proposal would be reasonably likely to result in a breach of the fiduciary duties of the members of the board of directors of Atlantic under Applicable Law; (C) Atlantic’s board of directors provides written notice (a “Notice of Recommendation Change”) to Ameris of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third (3rd) Business Day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change); (D) after providing such Notice of Recommendation Change, Atlantic negotiates in good faith with Ameris (if requested by Ameris) and provides Ameris reasonable opportunity during the three (3)-Business Day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable Atlantic’s board of directors to proceed without an Adverse Recommendation Change; provided, however, that Ameris shall not be required to propose any such adjustments; and (E) Atlantic’s board of directors, following the final such three (3)-Business Day period, again determines in good faith, after consultation with Atlantic’s financial advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the board of directors of Atlantic under Applicable Law.

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(c)          For purposes of this Agreement:

(i)          The term “Acquisition Proposal” means: (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving Atlantic or any of its Subsidiaries; or (B) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the total voting power of any class of equity securities of Atlantic or any of its Subsidiaries, or more than twenty percent (20%) of the consolidated total assets of Atlantic or any of its Subsidiaries, in each case, other than the transactions contemplated by this Agreement.

(ii)         The term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the board of directors of Atlantic: (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal; and (B) determines in good faith (based on, among other things, the advice of Atlantic’s financial advisor) to be more favorable to Atlantic’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Atlantic, after obtaining the advice of the Atlantic’s financial advisor, the Person making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Ameris in response to such Acquisition Proposal); provided, however that for purposes of the definition of Superior Proposal, the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

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5.3          Access to Properties, Books and Records. Atlantic shall allow Ameris and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of Atlantic’s properties, books, contracts, commitments and records and those of its Subsidiaries and shall furnish Ameris and its authorized representatives such information concerning its affairs and the affairs of its Subsidiaries as Ameris may reasonably request; provided, however, that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Atlantic shall cause its and its Subsidiaries’ personnel, employees and other representatives to assist Ameris in making any such investigation. During such investigation, Ameris and its authorized representatives shall have the right to make copies of such records, files, Tax Returns and other materials as it may deem advisable and shall advise Atlantic of those items of which copies are made. No investigation made heretofore or hereafter by Ameris and its authorized representatives shall affect the representations and warranties of Atlantic hereunder.

5.4          Confidentiality. Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 5.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Ameris Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, then, upon request, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 5.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 5.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 5.4.

5.5          Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

5.6          Expenses. All of the expenses incurred by Ameris in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Ameris Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by Ameris. All expenses incurred by Atlantic in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications to be filed with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Atlantic Proxy Materials, shall be paid by Atlantic.

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5.7          Preservation of Business and Goodwill. Each party hereto shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, conduct its business in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement or as required by Applicable Law or with the prior written consent of the other party, and use its commercially reasonable efforts to preserve its business organization, to keep available the services of its present employees and to preserve the goodwill of customers and others having business relations with it.

5.8          Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its Subsidiaries and any Subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as promptly as is reasonably practicable all regulatory authorizations, consents, orders or approvals from: (a) the Federal Reserve, the FDIC and the GDBF; and (b) any other approvals set forth in Section 2.31 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameris or Atlantic (collectively, the “Required Regulatory Approvals”). Ameris shall file all applications or notices for Required Regulatory Approvals within forty-five (45) days. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Ameris, or require or permit Atlantic, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the Required Regulatory Approvals that would: (i) reasonably be expected to result in Ameris or Ameris Bank becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority; or (ii) reasonably be expected to have a Material Adverse Effect on Ameris and its Subsidiaries, taken as a whole, after giving effect to the Merger (including, for the avoidance of doubt, any determination by any Governmental Authority that the Bank Merger may not be consummated as contemplated in the Bank Merger Agreement or in a substantially similar manner immediately following the Effective Time) (any of the foregoing matters in clauses (i) and (ii), a “Burdensome Regulatory Condition”).

5.9          Press Releases. Prior to the Closing Date, Ameris and Atlantic must each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 5.9 shall be deemed to prohibit Ameris or Atlantic from making any disclosure which its counsel deems necessary or advisable in order to satisfy Ameris’s or Atlantic’s, as the case may be, disclosure obligations imposed by any Applicable Law or stock exchange listing requirement.

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5.10        Employee Benefits and Agreements.

(a)          Following the Closing Date, Ameris shall, or shall cause its applicable Subsidiary to, provide generally to employees of Atlantic and its Subsidiaries who continue employment with Ameris or any of its Subsidiaries following the Closing Date (“Atlantic Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, severance and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Ameris or its Subsidiaries to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Ameris or its Subsidiaries to the Atlantic Continuing Employees, service with Atlantic or any of its Subsidiaries prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Atlantic or its Subsidiary. The Atlantic Continuing Employees’ prior service with Atlantic or any of its Subsidiaries shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Atlantic or its Subsidiary. Ameris or its applicable Subsidiary shall also waive all restrictions and limitations for preexisting conditions under Ameris’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the Atlantic Continuing Employees under the similar plan of Atlantic or its Subsidiary. Ameris or its applicable Subsidiary shall use commercially reasonable efforts to provide the Atlantic Continuing Employees with credit under Ameris’s group health Employee Benefit plans, for the plan year of such plans which includes the Closing Date, towards any applicable deductibles under Ameris’s group health Employee Benefit plans for the aggregate amounts paid by such employees toward applicable deductibles under Atlantic’s group health Employee Benefit plans for the plan year of such plans which includes the Closing Date.

(b)          Subject to applicable legal requirements, Ameris and Atlantic shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Atlantic and its Subsidiaries after the Closing Date to rollover the amount credited to their accounts under the Atlantic 401(k) Plan through a rollover contribution into a defined contribution retirement plan with a 401(k) feature of Ameris or its Subsidiaries (the “Ameris 401(k) Plan”), if such employees are Atlantic Continuing Employees, or to transfer the amount credited to their accounts through an eligible rollover contribution to a separate third-party individual retirement account (after the deemed distribution of any participant loans as reflected in such accounts), or to take a cash distribution from the Atlantic 401(k) Plan (after the deemed distribution of any participant loans as reflected in such accounts), provided that: (i) Atlantic’s board of directors shall adopt resolutions to terminate the Atlantic 401(k) Plan and cease all further deferrals with respect to eligible compensation no later than the Business Day immediately prior to the Closing Date; and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the Atlantic 401(k) Plan to the extent reasonably required by Ameris and completion of such other actions as may be required by applicable legal requirements. For purposes of any vesting determinations (but not benefit accruals) in connection with the Ameris 401(k) Plan in which any Atlantic Continuing Employees may participate after the Closing Date, service with Atlantic or any of its Subsidiaries prior to the Closing Date shall be counted to the extent such service was counted under the Atlantic 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the Ameris 401(k) Plan, Atlantic Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Ameris to its other similarly-situated employees as of their employment date with Ameris or any of its Subsidiaries. Prior to the Closing Date, Atlantic shall make any necessary employer contributions to the Atlantic 401(k) Plan due such Atlantic Continuing Employees for compensation paid by Atlantic prior to termination of the Atlantic 401(k) Plan.

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(c)          Subject to applicable legal requirements, Ameris and Atlantic shall take such other commercially reasonable actions prior to the Closing Date as may be necessary to terminate or amend the agreements as so designated (and with respect to an amendment, in the manner specified) on Section 2.28(a) of the Disclosure Schedule effective as of the Closing Date and any other Atlantic Plans that Ameris directs Atlantic or Atlantic Coast Bank to terminate or amend prior to the Closing. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement in a form reasonably acceptable to Ameris to the extent requested by Ameris. Atlantic shall: (i) permit Ameris to review, comment on and approve in advance any documents or notices required to effect any of the foregoing; and (ii) provide to Ameris prior to the Closing written evidence as to satisfaction of the requirements of this Section 5.10(c) as Ameris may reasonably request. Unless terminated prior to Closing pursuant to this Section 5.10(c), Ameris shall honor any existing employment agreements with any Atlantic Continuing Employees in accordance with their terms or as otherwise amended by the parties.

(d)          The Atlantic ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, Atlantic shall direct the Atlantic ESOP trustee to remit to Atlantic a sufficient number of shares of Atlantic Common Stock held by the Atlantic ESOP’s unallocated suspense account to repay in full the outstanding balance of the loan between the Atlantic ESOP and Atlantic (the “Atlantic ESOP Loan”) (with such Atlantic Common Stock valued as of the ESOP Termination Date). If after remitting all such unallocated shares there remains any unpaid amount outstanding under the Atlantic ESOP Loan, such unpaid amount, including any unpaid but accrued interest, shall be forgiven by Atlantic at the Effective Time. All remaining shares of Atlantic Common Stock held by the Atlantic ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. Within thirty (30) days following the date of this Agreement, Atlantic shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Atlantic ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Atlantic ESOP upon its termination, the account balances in the Atlantic ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Atlantic shall adopt such amendments, board resolutions and other documentation as may be necessary to effect the provisions of this Section 5.10(d).

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5.11         Directors’ and Officers’ Tail Coverage. Prior to the Closing Date, Ameris shall have, at Ameris’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Atlantic’s existing directors’ and officers’ liability insurance policies, in which event Atlantic will designate Ameris’s insurance broker as Atlantic’s broker-of-record, as determined by Ameris in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Atlantic or any of its Subsidiaries, who are currently covered by Atlantic’s policies on terms similar to such existing insurance; provided, however, that Ameris shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed two hundred percent (200%) of the annual premium payments on Atlantic’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, then Ameris shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Atlantic and its Subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

5.12         Indemnification.

(a)          For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Ameris shall indemnify, defend and hold harmless the present and former directors and executive officers of Atlantic and each of its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Atlantic or any of its Subsidiaries (or, at Atlantic’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Atlantic entity or Atlantic Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring on or prior to the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by Applicable Law. Ameris shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by Applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 5.12(a). Ameris shall not have any obligation hereunder to any Indemnified Party when and if a federal or state banking agency or other Governmental Authority shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law (including any Law promulgated, interpreted or enforced by any federal or state banking agency or other Governmental Authority).

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(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such Claim, shall promptly notify Ameris thereof in writing (provided that a failure to timely provide such notice shall not relieve Ameris of any indemnification obligation unless, and to the extent that, Ameris is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time): (i) Ameris shall have the right to assume the defense thereof and Ameris shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Ameris elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Ameris and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and Ameris shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Ameris shall be obligated pursuant to this Section 5.12(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Ameris shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed); and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) Ameris shall not agree to any settlement which does not provide for a release of the Indemnified Party.

(c)          Ameris covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other Person where Ameris or any such successor or assign shall not be the continuing or surviving Person of such consolidation or merger, or transfer all or substantially all of its assets to any Person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of Ameris shall assume the obligations set forth in this Section 5.12.

(d)          The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

5.13        Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened stockholder litigation against such party or the members of such party’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Atlantic shall: (a) permit Ameris to review and discuss in advance, and shall consider in good faith the view of Ameris in connection with, any proposed written or oral response to such stockholder litigation; (b) furnish Ameris’s outside legal counsel with all non-privileged information and documents which outside legal counsel may reasonably request in connection with such stockholder litigation; (c) consult with Ameris regarding the defense or settlement of any such stockholder litigation; and (d) not settle any such litigation prior to such consultation and consideration; provided, however, that Atlantic shall not settle any such stockholder litigation if such settlement requires the payment of money damages without the written consent of Ameris (such consent not to be unreasonably withheld) unless the payment of any such damages by Atlantic is reasonably expected by Atlantic, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Atlantic) under Atlantic’s existing director and officer insurance policies, including any tail policy.

5.14        Information Systems Conversion. From and after the date hereof, Ameris and Atlantic shall use their commercially reasonable efforts to facilitate the integration of Atlantic with the business of Ameris following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the telecommunications, data processing and related electronic information systems of Atlantic and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Ameris, which planning shall include the following: (a) discussion of third-party service provider arrangements of Atlantic and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Atlantic and any of its Subsidiaries in connection with their systems operations; (c) retention of outside consultants and additional employees to assist with such conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate such conversion, as soon as practicable following the Effective Time. Ameris shall promptly reimburse Atlantic on request for any reasonable and documented out-of-pocket fees, expenses or charges that Atlantic may incur as a result of taking, at the request of Ameris, any action prior to the Effective Time to facilitate the Information Systems Conversion.

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5.15        No Control of Other Party’s Business. Nothing contained in this Agreement shall give Ameris, directly or indirectly, the right to control or direct the operations of Atlantic or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Atlantic, directly or indirectly, the right to control or direct the operations of Ameris or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Atlantic and Ameris shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

5.16        Director Resignations. Atlantic shall use commercially reasonable efforts to cause to be delivered to Ameris resignations, to be effective as of the Effective Time, of all the directors of Atlantic and its Subsidiaries.

5.17        Restrictive Covenants Agreements. Concurrently with the execution and delivery of this Agreement and effective at the Effective Time, Atlantic has caused all of the non-employee directors of Atlantic and Atlantic Coast Bank to execute and deliver the Director Non-Solicitation Agreements and the Chief Executive Officer of Atlantic and Atlantic Coast Bank to execute and deliver the Executive Non-Competition Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

6.1          Conditions to Each Party’s Obligations. The obligations of both parties to effect the Merger are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

(a)          Stockholder Approval. This Agreement and the Merger shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Atlantic Common Stock (the “Requisite Atlantic Stockholder Approval”).

(b)          No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.

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(c)          Effective Registration Statement. The Ameris Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

6.2          Conditions to Obligations of Ameris. The obligation of Ameris to effect the Merger is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Ameris:

(a)          Representations and Warranties. The representations and warranties of Atlantic contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Atlantic.

(b)          Performance of Agreements. Atlantic shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Certificates; Resolutions. Atlantic shall have delivered to Ameris:

(i)          a certificate executed by the Chief Executive Officer of Atlantic, dated as of the Closing Date, and certifying in such detail as Ameris may reasonably request to the fulfillment of the conditions specified in Section 6.2(a) and Section 6.2(b);

(ii)         a certificate executed by the Secretary or an Assistant Secretary of Atlantic, dated as of the Closing Date, certifying and attesting to the: (A) articles of incorporation of Atlantic; (B) bylaws of Atlantic; and (C) duly adopted resolutions of the board of directors and stockholders of Atlantic: (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable Atlantic to comply with the terms hereof;

(iii)        a certificate executed by the Secretary or an Assistant Secretary of Atlantic Coast Bank, dated as of the Closing Date, certifying and attesting to the: (A) articles of incorporation of Atlantic Coast Bank; (B) bylaws of Atlantic Coast Bank; and (C) duly adopted resolutions of the board of directors and sole stockholder of Atlantic Coast Bank: (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable Atlantic Coast Bank to comply with the terms thereof; and

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(iv)        a certificate of the valid existence of Atlantic under the Laws of the State of Maryland, executed by the Maryland State Department of Assessments and Taxation, and dated not more than ten (10) Business Days prior to the Closing Date.

(d)          Regulatory Approvals. All Required Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Burdensome Regulatory Condition, and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e)          Tax Opinion. Ameris shall have received the written opinion of its counsel, Rogers & Hardin LLP, in form and substance reasonably satisfactory to Ameris, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Ameris and Atlantic, reasonably satisfactory in form and substance to such counsel.

6.3          Conditions to Obligations of Atlantic. The obligation of Atlantic to effect the Merger is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Atlantic:

(a)          Representations and Warranties. The representations and warranties of Ameris contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Ameris.

(b)          Performance of Agreements. Ameris shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Certificates; Resolutions. Ameris shall have delivered to Atlantic:

(i)          a certificate executed by the Chief Executive Officer of Ameris, dated the Closing Date, certifying in such detail as Atlantic may reasonably request to the fulfillment of the conditions specified in Section 6.3(a) and Section 6.3(b);

(ii)         a certificate executed by the Secretary or an Assistant Secretary of Ameris, dated as of the Closing Date, certifying and attesting to the: (A) articles of incorporation of Ameris; (B) bylaws of Ameris; and (C) duly adopted resolutions of the board of directors of Ameris: (1) authorizing and approving the execution of this Agreement on behalf of Ameris and the consummation of the transactions contemplated herein in accordance with its term; and (2) authorizing all other necessary and proper corporate actions to enable Ameris to comply with the terms hereof; and

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(iii)        a certificate of the valid existence of Ameris, under the Laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) Business Days prior to the Closing Date.

(d)          Regulatory Approvals. All Required Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e)          Tax Opinion. Atlantic shall have received the written opinion of its counsel, Igler and Pearlman, P.A., in form and substance reasonably satisfactory to Atlantic, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Ameris and Atlantic, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII
TERMINATION

7.1           Material Adverse Effect.

(a)          This Agreement may be terminated at any time on or prior to the Closing Date by Ameris upon written notice to Atlantic, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Atlantic.

(b)          This Agreement may be terminated at any time on or prior to the Closing Date by Atlantic upon written notice to Ameris, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Ameris.

7.2           Noncompliance.

(a)          This Agreement may be terminated at any time on or prior to the Closing Date by Ameris upon written notice to Atlantic: (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Atlantic before the Closing shall not have been substantially complied with or substantially performed on or prior to the Closing Date and such noncompliance or nonperformance shall not have been waived by Ameris; or (ii) in the event of a material breach by Atlantic of any covenant, agreement or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Ameris of such breach or, if such breach is not capable of being cured within twenty (20) days, Atlantic has not actively and in good faith, within twenty (20) days after such written notice, taken steps to cure such breach as promptly as practicable; provided, however, that in no event shall the cure periods provided in this Section 7.2(a), without the consent of Ameris, extend past June 30, 2018 or otherwise limit Ameris’s rights under Section 7.5.

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(b)          This Agreement may be terminated at any time on or prior to the Closing Date by Atlantic upon written notice to Ameris: (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Ameris before the Closing shall not have been substantially complied with or substantially performed on or prior to the Closing Date and such noncompliance or nonperformance shall not have been waived by Atlantic; or (ii) in the event of a material breach by Ameris of any covenant, agreement or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Atlantic of such breach or, if such breach is not capable of being cured within twenty (20) days, Ameris has not actively and in good faith, within twenty (20) days after such written notice, taken steps to cure such breach as promptly as practicable; provided, however, that in no event shall the cure periods provided in this Section 7.2(b), without the consent of Atlantic, extend past June 30, 2018 or otherwise limit Atlantic’s rights under Section 7.5.

7.3           Failure to Disclose. This Agreement may be terminated at any time on or prior to the Closing Date by Ameris upon written notice to Atlantic, if Ameris learns of any fact or condition that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic or Ameris, which fact or condition was required to be disclosed by Atlantic pursuant to the provisions of this Agreement and was not disclosed in this Agreement, the Disclosure Schedule or the Atlantic Financial Statements.

7.4           Regulatory Approval. This Agreement may be terminated at any time on or prior to the Closing Date by either party upon written notice to the other party, if any Required Regulatory Approval has been denied by the relevant Governmental Authority or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

7.5           Termination Date. This Agreement may be terminated at any time on or prior to the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before June 30, 2018 (the “Termination Date”), which Termination Date may be extended for a period of three (3) additional months by either party upon written notice to the other party given on or prior to June 30, 2018; provided, however, that neither party shall have the right under this Section 7.5 to terminate this Agreement or to extend the Termination Date if the failure of the Closing to occur by June 30, 2018 shall be due to the failure of such party to perform or observe the covenants and agreements of such party under this Agreement. If the Termination Date is extended in accordance with this Section 7.5, then, provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the aggregate Cash Consideration payable hereunder as part of the Merger Consideration shall be increased by the amount of Atlantic’s after-tax net income (calculated in accordance with GAAP consistently applied and consistent with the preparation of the Atlantic Financial Statements) for the interim period of January 1, 2018 through June 30, 2018.

7.6           Stockholder Vote. This Agreement may be terminated at any time on or prior to the Closing Date by either party upon written notice to the other party (provided, in the case of termination by Atlantic, it has complied with its obligations under Section 5.2(a)), if Atlantic shall have failed to obtain the Requisite Atlantic Stockholder Approval at the duly convened Special Meeting or at any adjournment thereof at which a vote on the approval of this Agreement and the Merger was taken.

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7.7          Acquisition Proposal.

(a)          This Agreement may be terminated by Atlantic upon written notice to Ameris, if, prior to obtaining the Requisite Atlantic Stockholder Approval: (i) the board of directors of Atlantic shall have effected an Adverse Recommendation Change; and (ii) Atlantic has complied with the requirements of Section 4.19 and Section 5.2.

(b)          If: (i) while an Acquisition Proposal is outstanding or after an Acquisition Proposal has been accepted: (A) either party terminates this Agreement pursuant to Section 7.5; or (B) Atlantic terminates this Agreement other than pursuant to Section 7.1(b) or Section 7.2(b); or (ii) Ameris terminates this Agreement pursuant to this Article VII after an Adverse Recommendation Change, then Atlantic shall pay, or cause to be paid to Ameris, at the time of the termination of this Agreement, an amount equal to $5,750,000, which shall be the sole and exclusive remedy of Ameris for all claims under this Agreement based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement, except that Atlantic shall not be relieved from liability arising from any willful breach of any provision of this Agreement.

7.8          Ameris Stock Price Decline. This Agreement may be terminated by Atlantic, at any time during the four (4) Business Day period immediately following the Determination Date, if both of the following conditions are satisfied:

(a)          the quotient obtained by dividing the Average Ameris Stock Price by the Starting Price (such quotient being the “Ameris Ratio”) shall be less than 0.85; and

(b)          the Ameris Ratio shall be less than eighty-five percent (85%) of the quotient of (i) the Average Index Price divided by (ii) the Index Price on the Starting Date (such quotient being the “Index Ratio”);

The following examples are provided only for purposes of illustrating the foregoing conditions:

Example 1: If the Ameris Ratio = 0.80 and the Index Ratio = 0.90, then 85% of the Index Ratio would be 0.85 x 0.90, or 76.5%, and condition 7.8(a) above would be satisfied, but condition 7.8(b) above would not be satisfied.

Example 2: If the Ameris Ratio = 0.70 and the Index Ratio = 0.84, then 85% of the Index Ratio would be 0.85 x 0.84, or 71.4%, and both conditions 7.8(a) and 7.8(b) above would be satisfied.

provided, however, that if Atlantic refuses to consummate the Merger pursuant to this Section 7.8, then it shall give prompt written notice thereof to Ameris (and provided that such Atlantic notice of election to terminate may be withdrawn at any time within the aforementioned four (4) Business Day period). During the three (3) Business Day period commencing with its receipt of such notice, Ameris shall have the option to increase the consideration to be received by the holders of Atlantic Common Stock hereunder by either:

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(i)          increasing the Exchange Ratio (calculated to the nearest one one-thousandth); or

(ii)         provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of the Per Share Purchase Price, a cash payment (in addition to, and not in lieu of, issuing the Per Share Purchase Price to such recipients in accordance with this Agreement) (such cash payment, the “Additional Cash Consideration”);

in each case of the immediately preceding clauses (i) and (ii), such that the value of the consideration (calculated based on the Average Ameris Stock Price and including any Additional Cash Consideration) to be received by each holder of Atlantic Common Stock hereunder, exclusive of Cash Consideration, equals the lesser of the following: (A) an amount equal to the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.8); and (B) an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.8) and the Average Ameris Stock Price, divided by (2) the Ameris Ratio.

If Ameris so elects within such three (3) Business Day period, then it shall give prompt written notice to Atlantic of such election and the revised Exchange Ratio or the Additional Cash Consideration, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.8 and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.8, if applicable, and any references in this Agreement to the Per Share Stock Purchase Price shall thereafter include the Additional Cash Consideration as set forth in this Section 7.8, if applicable.

For purposes of this Section 7.8, the following terms shall have the meanings indicated below:

“Average Ameris Stock Price” shall mean the average of the closing sale prices of Ameris Common Stock as reported on the NASDAQ during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date; provided, however, that in the event Ameris Common Stock does not trade on any one or more of the trading days during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Ameris Common Stock actually traded during the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Index Price” shall mean the average of the daily current market prices of the Index for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

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“Determination Date” shall mean the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last Required Regulatory Approval necessary to consummate the transactions contemplated hereby; and (ii) the date of the receipt of the Requisite Atlantic Stockholder Approval.

“Index” shall mean the KBW NASDAQ Regional Banking Index (KRX).

“Index Price” on a given date shall mean the current market price of the Index for that day.

“Starting Date” shall mean November 15, 2017.

“Starting Price” shall mean $46.95 per share.

If Ameris declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, then the prices for Ameris Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.8.

7.9           Effect of Termination. Except as set forth in Section 7.7, in the event of the termination of this Agreement pursuant to this Article VII, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement, except that: (a) the provisions of this Article VII and Section 5.4 shall survive any such termination; and (b) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

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if to Ameris, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

Fax: (229) 890-2235

Email: edwin.hortman@amerisbank.com

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

Fax: (404) 230-0972

Email: jspencer@rh-law.com

if to Atlantic, to:

Atlantic Coast Financial Corporation

4655 Salisbury Road, Suite 110

Jacksonville, Florida 32256

Attn: John K. Stephens

Email: StephensJ@atlanticcoastbank.net

with a copy (which shall not constitute notice to Atlantic) to:

Igler and Pearlman, P.A.

2075 Centre Pointe Boulevard, Suite 100

Tallahassee, Florida 32308

Attn: A. George Igler and Richard Pearlman

Fax: (850) 878-1230

Email: george.igler@iglerlaw.com and richard.pearlman@iglerlaw.com

8.2           Entire Agreement. This Agreement (including the Disclosure Schedule hereto), together with the Voting Agreement, the Bank Merger Agreement and the other documents and agreements delivered prior to or at the Closing pursuant to the provisions hereof, constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersede all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedule and the NDA constitute a part hereof as though set forth in full herein.

8.3           Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The NDA will survive termination of this Agreement in accordance with its terms.

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8.4           Waiver; Amendment.

(a)          On or prior to the Closing Date, Ameris shall have the right to waive any default in the performance of any term of this Agreement by Atlantic, to waive or extend the time for the fulfillment by Atlantic of any or all of Atlantic’s obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Ameris under this Agreement, except any condition which, if not satisfied, would result in the violation of any Applicable Law. On or prior to the Closing Date, Atlantic shall have the right to waive any default in the performance of any term of this Agreement by Ameris, to waive or extend the time for the fulfillment by Ameris of any or all of Ameris’s obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Atlantic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Applicable Law.

(b)          This Agreement may be amended by a subsequent writing signed by the parties hereto. An amendment to this Agreement may be made after stockholder approval of this Agreement has been obtained; provided, however, that after any such approval by the holders of Atlantic Common Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Atlantic Common Stock.

8.5          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

8.6          No Third-Party Beneficiaries. Except as set forth in Section 5.11 and Section 5.12, no provision of this Agreement shall be deemed to create any third-party beneficiary rights in anyone, including any employee or former employee of Atlantic (including any beneficiary or dependent thereof).

8.7          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that, except as expressly provided herein, this Agreement may not be assigned by either party without the prior written consent of the other party.

8.8          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws; provided, however, that the Maryland General Corporation Law shall govern to the extent mandatorily applicable to Maryland corporations. Venue for any action hereunder shall lie exclusively in the Federal or State Courts located in Duval County, Florida.

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8.9          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11        Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

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8.12        Interpretation.

(a)          For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedule and all Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (iii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement, nor shall they affect in any way the meaning or interpretation of this Agreement; (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”: (v) the word “or” shall not be exclusive; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (viii) a reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate Applicable Law.

(b)          For purposes of this Agreement: (i) “knowledge” as to Atlantic, and any other phrase of similar import, means, with respect to any matter in question relating to Atlantic, the actual knowledge of an executive officer of Atlantic or Atlantic Coast Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances; and (ii) “knowledge” as to Ameris, and any other phrase of similar import, means, with respect to any matter in question relating to Ameris, the actual knowledge of an executive officer of Ameris or Ameris Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(c)          No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any party hereto to the extent prohibited by Applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer

ATLANTIC COAST FINANCIAL CORPORATION

By:	/s/ John K. Stephens, Jr.
John K. Stephens, Jr.
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

BANK PLAN OF MERGER AND MERGER AGREEMENT

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of November, 2017, by and between AMERIS BANK, a Georgia state-chartered bank (the “Surviving Bank”), and ATLANTIC COAST BANK, a Florida state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

WITNESSETH:

WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Atlantic Coast Financial Corporation, a Maryland corporation and the sole shareholder of the Merging Bank (“Atlantic”), have entered into that certain Agreement and Plan of Merger dated as of November 16, 2017 (the “Holding Company Agreement”), which provides for the merger of Atlantic with and into Ameris (the “Company Merger”);

WHEREAS, the boards of directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”);

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of a bank organized under the Code and a bank having a different home state, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”); and

WHEREAS, it is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1           Merger. At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effects provided for in the applicable provisions of the Code.

1.2           Effective Time. Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code. The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia or such other date and time as the parties shall agree consistent with applicable provisions of the Code (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1           Name of Surviving Bank. The name of the Surviving Bank shall be “Ameris Bank”.

2.2           Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3           Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4           Directors of the Surviving Bank. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

2.5           Executive Officers of the Surviving Bank. At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1           Stock of the Surviving Bank. At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.

3.2           Stock of the Merging Bank. At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled, and no consideration shall be delivered in exchange therefor.

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IV.

GENERAL

4.1           Approval of Shareholders and the Department. This Agreement, and the consummation of the Merger contemplated hereby, is subject to approval by the shareholders of the Constituent Banks and by the Department and all other applicable regulatory authorities.

4.2           Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3           Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.4           Termination.

(a)          Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Merging Bank or the Surviving Bank, this Agreement shall be terminated and the Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Agreement, and this Agreement otherwise may be terminated and the Merger abandoned at any time prior to the Effective Time:

(i)          by mutual consent of the boards of directors of the Constituent Banks;

(ii)         by the board of directors of either the Surviving Bank or the Merging Bank in the event that the Merger shall not have been consummated by the Termination Date (as defined in the Holding Company Agreement); or

(iii)        by the board of directors of either the Surviving Bank or the Merging Bank in the event that any of the conditions precedent to the consummation of the Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by the Termination Date.

(b)          In the event of the termination and abandonment of this Agreement pursuant to Section 4.4(a) hereof, this Agreement shall become void and of no effect.

[Signature page follows.]

3

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officer, as of the date first written above.

AMERIS BANK

By:
Edwin W. Hortman, Jr.
Chief Executive Officer

ATLANTIC COAST BANK

By:
John K. Stephens, Jr.
President and Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 16, 2017, is entered into by and among Ameris Bancorp, a Georgia corporation (“Ameris”), Atlantic Coast Financial Corporation, a Maryland corporation (“Atlantic”), and each person or entity executing this Agreement or a counterpart to this Agreement as a stockholder of Atlantic (each, a “Stockholder”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by Ameris and Atlantic concurrently with the execution of this Agreement by the parties hereto, Atlantic will, subject to the terms and conditions set forth therein, merge with and into Ameris, with Ameris being the surviving entity (the “Merger”); and

WHEREAS, as an inducement for Ameris to enter into the Merger Agreement, Ameris has required that each Stockholder enter into this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:

1.             Definitions. Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

2.             Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

3.             Voting Agreement.

(a)          From the date hereof until the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally agrees that at any stockholder meeting of Atlantic to approve the Merger Agreement or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of Atlantic Common Stock beneficially owned by such Stockholder as of the date hereof, together with all shares of Atlantic Common Stock over which such Stockholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:

(i)          in favor of (A) the approval or adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Atlantic and adopted in accordance with the terms thereof) and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and

(ii)         against (A) any action or agreement that would be reasonably likely to impair the ability of either Ameris or Atlantic to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement, and (B) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.

(b)          Each Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Atlantic, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c)          Each Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

(d)          With respect to any Stockholder that is an officer, director or other representative of Atlantic or any of Subsidiary of Atlantic, such Stockholder, in its capacity as a stockholder of Atlantic, hereby acknowledges that such Stockholder is bound by the restrictions set forth in Section 4.19 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal.

4.             Grant of Irrevocable Proxy; Appointment of Proxy. During the Support Period, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Ameris and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Stockholder as of the applicable record date in accordance with Section 3 of this Agreement; provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Stockholder has not delivered to Atlantic prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Stockholder be voted in accordance with Section 3 of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.

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5.             Transfer Restrictions Prior to Merger. Each Stockholder agrees that it will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Stockholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Stockholder may Transfer Owned Shares for estate planning purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares.

6.             Cooperation. From time to time, at the reasonable request of Ameris or Atlantic and without further consideration, each Stockholder shall cooperate with Ameris and Atlantic, at Atlantic’s expense, to make all filings and obtain all consents of Governmental Authorities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby: (i) authorizes Ameris and Atlantic to publish and disclose in any public announcement, disclosure required by the SEC or by Applicable Law or the Atlantic Proxy Materials (and, if applicable, the Ameris Registration Statement), such Stockholder’s identity and ownership of the Owned Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that Ameris or Atlantic reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to Ameris and Atlantic any information Ameris or Atlantic may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify Ameris and Atlantic of any required corrections with respect to any information supplied by such Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.

7.             Representations and Warranties. Each Stockholder represents and warrants to Ameris that:

(a)          such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;

(b)          this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Ameris and Atlantic, constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder;

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(c)          the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Stockholder;

(d)          if such Stockholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, such Stockholder’s spouse, enforceable in accordance with its terms;

(e)          the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Stockholder’s name on Exhibit A hereto; and

(f)          except as noted on Exhibit A hereto, such Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).

8.             Waiver of Certain Rights. To the extent permitted by Applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for such Stockholder’s Owned Shares in connection with the Merger, in each case, that such Stockholder may have under Applicable Law. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Ameris, Atlantic or any of their respective Subsidiaries or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

9.             Entire Agreement; Assignment. This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Ameris or Atlantic to any successor-in-interest.

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10.            Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of Ameris and Atlantic would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Ameris or Atlantic may be entitled (including monetary damages), each of Ameris and Atlantic shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Stockholder further agrees that none of Ameris, Atlantic or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

11.           Governing Law and Enforceability; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws; provided, however, that the Maryland General Corporation Law shall govern to the extent mandatorily applicable to Maryland corporations. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term or scope that such court finds enforceable. Venue for any action hereunder shall lie exclusively in the Federal or State Courts located in Duval County, Florida.

12.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.           Individual Obligations. The obligations of each of the Stockholders under this Agreement are several and not joint. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement.

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14.           Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Ameris, Atlantic and the applicable Stockholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.           Number; Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.           Construction. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

17.           Capacity as Stockholder. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Atlantic and shall not apply any manner to any Stockholder in any capacity as a director or officer of Atlantic or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Stockholder in the capacity of director or officer of Atlantic or its Subsidiaries).

18.           Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.           Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

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SIGNED as of the date first set forth above:

AMERIS BANCORP		ATLANTIC COAST FINANCIAL
CORPORATION

By:		By:
	Edwin W. Hortman, Jr.	John K. Stephens, Jr.
	President and Chief Executive Officer	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

Printed or Typed Name of Stockholder

Signature/By:

Name:
Title:
(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)

[Signature Page to Voting and Support Agreement]

Exhibit A

Director, Executive Officer or Stockholder	Name(s) in Which Shares are Registered	Number of Owned Shares

Exhibit C

DIRECTOR NON-SOLICITATION AGREEMENT

THIS DIRECTOR NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of the 16th day of November, 2017, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), which is the holding company of Ameris Bank, a Georgia state-chartered bank (“Ameris Bank”), and the undersigned director (“Director”) of Atlantic Coast Financial Corporation, a Maryland corporation (“Atlantic”), and/or Atlantic Coast Bank, a Florida state-chartered bank and wholly owned subsidiary of Atlantic (“Atlantic Coast Bank”), is conditioned upon consummation of the Merger and shall become effective at the Effective Time provided in the Merger Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, the respective boards of directors of each of Ameris and Atlantic have determined that the Agreement and Plan of Merger, dated as of the date hereof, by and between Ameris and Atlantic (as the same may be amended or supplemented, the “Merger Agreement”) and the business combination and related transactions contemplated thereby are in the best interests of their respective entities and shareholders;

WHEREAS, subject to the terms of the Merger Agreement, Atlantic will merge with and into Ameris, with Ameris being the surviving entity (the “Merger”);

WHEREAS, the parties hereto acknowledge that Director, as a director of Atlantic and/or Atlantic Coast Bank, occupies a unique position of trust and confidence with respect to Atlantic and Atlantic Coast Bank, and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties further acknowledge that, by virtue of this position, Director has acquired significant knowledge relating to the business of Atlantic and Atlantic Coast Bank; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Atlantic, as a condition and inducement to the willingness of Ameris to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Certain Definitions.

(a)           “Affiliated Company” means any company or entity controlled by, controlling or under common control with Ameris or Atlantic, including Ameris Bank and Atlantic Coast Bank.

(b)           “Confidential Information” means all information regarding Atlantic, Ameris and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Atlantic, Ameris or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Atlantic, Ameris or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by Applicable Law. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Atlantic, Ameris or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Atlantic, Ameris or their respective Affiliated Companies, and information concerning the pricing of products and services, strategy, tactics and financial affairs of Atlantic, Ameris or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other Applicable Law. “Confidential Information” shall not include information that (i) has become generally available to the public other than as a result of Director’s breach of this Agreement, (ii) is obtained by Director from one who has the right to disclose such information without violating any right or privilege of Atlantic or Ameris or their respective Affiliated Companies or any duty owed to any of them, (iii) was rightfully in the possession of a Person prior to receipt of such Confidential Information, directly or indirectly, from Director or (iv) is independently developed by a Person without reference to or use of Confidential Information.

(c)           Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

2.             Nondisclosure of Confidential Information.

(a)           Director agrees (i) to hold Confidential Information in strictest confidence and (ii) except as required by Law, not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof and may in no event take any action causing any Confidential Information to lose its character or cease to qualify as Confidential Information, or fail to take any action necessary in order to prevent any Confidential Information from losing its character or ceasing to qualify as Confidential Information. In the event that Director is required by Law to disclose any Confidential Information, Director will not make such disclosure unless (and then only to the extent that) prior written notice is given to Ameris when Director becomes aware that such disclosure has been requested and is required by Law. Director also acknowledges and agrees that trading in Ameris or Atlantic securities using non-public information may violate federal and state securities Laws and agrees to comply with such securities Laws and Ameris’s policies regarding insider trading in effect from time to time. The obligations under this Section 2(a) shall remain in effect for two (2) years from the Effective Time.

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(b)           Director and Ameris agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Atlantic and Ameris to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Atlantic, Ameris or any Affiliated Company under Applicable Law.

3.             Nonrecruitment and Nonsolicitation Covenants.

(a)           Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Ameris or any of Ameris’s Affiliated Companies who was an employee of Atlantic or Atlantic Coast Bank during Director’s service as a director of Atlantic or Atlantic Coast Bank; provided, however, that this Section 3(a) shall not apply with respect to any person who does not become an employee of Ameris or any of its Affiliated Companies upon consummation of the Merger (so long as any such person did not decline an offer of employment with Ameris or any of its Affiliated Companies upon the solicitation of, or recruitment by, Director). Nothing in this Section 3(a) is intended to prohibit general advertising or generally solicitation not specifically directed at employees of Ameris or any of Ameris’s Affiliated Companies.

(b)           Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as hereinafter defined) any customer of Atlantic, Ameris or any of their Affiliated Companies, in each case, with whom Director had material contact on behalf of Atlantic or Atlantic Coast Bank in the course of Director’s service as a director of Atlantic or Atlantic Coast Bank. For purposes of this Section 3(b), “Business Activities” shall be any of the business activities conducted by Ameris, Atlantic or any of their Affiliated Companies as of the Effective Time, which the parties agree are the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, payroll services, insurance brokerage services, investment advisory and management services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans and home equity lines of credit.

(c)           Director acknowledges that the term and scope of the covenants set forth in this Agreement are reasonable and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director and Ameris agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Ameris to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Ameris agree that if any portion of the foregoing covenants is deemed to be unenforceable because the time or scope of activities restricted is deemed to be too broad, then the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under Applicable Law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Ameris and its Affiliated Companies and that Ameris will be entitled to exercise all rights, including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction, and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages.

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4.             Successors. This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated. This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Ameris and any of its Affiliated Companies and their successors and assigns.

5.             Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.             Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

7.             Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws. Venue for any action hereunder shall lie exclusively in the Federal or State Courts located in Duval County, Florida.

8.             Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:

to Ameris:	Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

to Director:	As set forth on the signature page of this Agreement

Either party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

9.             Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto that makes specific reference to this Agreement.

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10.           Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Ameris and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

11.           Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature pages follow.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

[Signature Page to Director Non-Competition Agreement]

Director:

Printed Name:

Address:

[Signature Page to Director Non-Competition Agreement]

Exhibit D

EXECUTIVE NON-COMPETITION AGREEMENT

THIS EXECUTIVE NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of the 16th day of November, 2017, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), which is the holding company of Ameris Bank, a Georgia state-chartered bank (“Ameris Bank”), and the undersigned executive officer (“Executive”) of Atlantic Coast Financial Corporation, a Maryland corporation (“Atlantic”), and Atlantic Coast Bank, a Florida state-chartered bank and wholly owned subsidiary of Atlantic (“Atlantic Coast Bank”), is conditioned upon consummation of the Merger and shall become effective at the Effective Time provided in the Merger Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, the respective boards of directors of each of Ameris and Atlantic have determined that the Agreement and Plan of Merger, dated as of the date hereof, by and between Ameris and Atlantic (as the same may be amended or supplemented, the “Merger Agreement”) and the business combination and related transactions contemplated thereby are in the best interests of their respective entities and shareholders;

WHEREAS, subject to the terms of the Merger Agreement, Atlantic will merge with and into Ameris, with Ameris being the surviving entity (the “Merger”);

WHEREAS, the parties hereto acknowledge that Executive, as an executive officer and director of Atlantic and Atlantic Coast Bank, occupies a unique position of trust and confidence with respect to Atlantic and Atlantic Coast Bank, and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties further acknowledge that, by virtue of this position, Executive has acquired significant knowledge relating to the business of Atlantic and Atlantic Coast Bank;

WHEREAS, the board of directors of Ameris has determined that it is in the best interests of Ameris and its shareholders to protect the business and goodwill associated with the business of Atlantic and Atlantic Coast Bank by strengthening restrictions on Executive’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Atlantic, as a condition and inducement to the willingness of Ameris to enter into the Merger Agreement and complete the Merger, Executive will enter into and perform this Agreement; and

WHEREAS, Executive has agreed to accept such limitations on his ability to compete with Ameris and Ameris Bank following the Merger as an inducement for Ameris to execute the Merger Agreement;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration and the Additional Cash Consideration (as hereinafter defined) to be received by Executive, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

12.           Certain Definitions.

(a)          “Affiliated Company” means any company or entity controlled by, controlling or under common control with Ameris or Atlantic, including Ameris Bank and Atlantic Coast Bank.

(b)          “Confidential Information” means all information regarding Atlantic, Ameris and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Atlantic, Ameris or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Atlantic, Ameris or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by Applicable Law. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Atlantic, Ameris or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Atlantic, Ameris or their respective Affiliated Companies, and information concerning the pricing of products and services, strategy, tactics and financial affairs of Atlantic, Ameris or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other Applicable Law. “Confidential Information” shall not include information that (i) has become generally available to the public other than as a result of Executive’s breach of this Agreement, (ii) is obtained by Executive from one who has the right to disclose such information without violating any right or privilege of Atlantic or Ameris or their respective Affiliated Companies or any duty owed to any of them, (iii) was rightfully in the possession of a Person prior to receipt of such Confidential Information, directly or indirectly, from Executive or (iv) is independently developed by a Person without reference to or use of Confidential Information.

(c)           Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

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13.           Nondisclosure of Confidential Information.

(a)          Executive agrees (i) to hold Confidential Information in strictest confidence and (ii) except as required by Law, not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof and may in no event take any action causing any Confidential Information to lose its character or cease to qualify as Confidential Information, or fail to take any action necessary in order to prevent any Confidential Information from losing its character or ceasing to qualify as Confidential Information. In the event that Executive is required by Law to disclose any Confidential Information, Executive will not make such disclosure unless (and then only to the extent that) prior written notice is given to Ameris when Executive becomes aware that such disclosure has been requested and is required by Law. Executive also acknowledges and agrees that trading in Ameris or Atlantic securities using non-public information may violate federal and state securities Laws and agrees to comply with such securities Laws and Ameris’s policies regarding insider trading in effect from time to time. The obligations under this Section 2(a) shall remain in effect for two (2) years from the Effective Time.

(b)          Executive and Ameris agree that Executive’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Atlantic and Ameris to perform their obligations under any provision of this Agreement or other agreements with Executive shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Atlantic, Ameris or any Affiliated Company under Applicable Law.

14.           Nonrecruitment and Nonsolicitation Covenants.

(a)          Executive hereby agrees that for eighteen (18) months following the Effective Time, Executive shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Ameris or any of Ameris’s Affiliated Companies who was an employee of Atlantic or Atlantic Coast Bank during Executive’s service as an executive officer or director of Atlantic or Atlantic Coast Bank; provided, however, that this Section 3(a) shall not apply with respect to any person who does not become an employee of Ameris or any of its Affiliated Companies upon consummation of the Merger (so long as any such person did not decline an offer of employment with Ameris or any of its Affiliated Companies upon the solicitation of, or recruitment by, Executive). Nothing in this Section 3(a) is intended to prohibit general advertising or generally solicitation not specifically directed at employees of Ameris or any of Ameris’s Affiliated Companies.

(b)          Executive hereby agrees that for eighteen (18) months following the Effective Time, Executive shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as hereinafter defined) any customer of Atlantic, Ameris or any of their Affiliated Companies, in each case, with whom Executive had material contact on behalf of Atlantic or Atlantic Coast Bank in the course of Executive’s service as an executive officer or director of Atlantic or Atlantic Coast Bank.

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(c)          Executive hereby agrees that for six (6) months following the Effective Time, Executive shall not, without the prior written consent of Ameris, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area (as hereinafter defined) with Ameris or any of Ameris’s Affiliated Companies with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Ameris, Atlantic or any of their Affiliated Companies as of the Effective Time, which the parties agree are the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, payroll services, insurance brokerage services, investment advisory and management services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans and home equity lines of credit. For purposes of this Section 3(c), the “Restricted Area” shall be defined as the geographic area within the boundaries of each county in Florida and Georgia where Atlantic Coast Bank operates a banking office at the Effective Time and each county that is contiguous to each of such counties. Executive agrees that the Restricted Area is narrowly tailored to protect Ameris’s interest in customer relationships and goodwill. Nothing in this Section 3(c) shall prohibit Executive from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any entity which may compete directly or indirectly with Atlantic, Ameris or any of their Affiliated Companies.

(d)          Executive acknowledges that Ameris and each of its Affiliated Companies has a current and future expectation of business within the Restricted Area and from the current and proposed customers of Atlantic and Atlantic Coast Bank as a result of the acquisition of Atlantic by Ameris. Executive acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive agrees that his position as an executive officer and director of Atlantic and Atlantic Coast Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Ameris agree that Executive’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Ameris to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive and Ameris agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, then the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under Applicable Law. Executive acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Ameris and its Affiliated Companies and that Ameris will be entitled to exercise all rights, including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction, and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages.

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15.           Additional Cash Consideration. In addition to the consideration payable to Executive as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Ameris agrees to pay to Executive equal installment payments, in accordance with Ameris’s normal payroll procedures, which are in the aggregate equal to $605,000, less any withholding taxes and other deductions or withholdings required by Applicable Law, which installments shall begin within thirty (30) days after the Effective Time and continue for a period of eighteen (18) months (the “Additional Cash Consideration”); provided, however, that if Executive engages in any conduct or takes any action prohibited under Section 2 or Section 3 hereof, then, in addition to any other remedies available to Ameris hereunder or at law or in equity, Ameris may immediately terminate, and shall not be required to make, any subsequent payments of the Additional Cash Consideration.

16.           Successors. This Agreement is personal to Executive and is not assignable by Executive, and none of Executive’s duties hereunder may be delegated. This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Ameris and any of its Affiliated Companies and their successors and assigns.

17.           Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

18.           Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

19.           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws. Venue for any action hereunder shall lie exclusively in the Federal or State Courts located in Duval County, Florida.

20.           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:

to Ameris:	Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

to Executive:	As set forth on the signature page of this Agreement

Either party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

21.         Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto that makes specific reference to this Agreement.

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22.         Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Ameris and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

23.         Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

Executive:

JOHN K. STEPHENS, JR.

Address:

[Signature Page to Executive Non-Competition Agreement]